UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount previously paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing party:
	4	Date Filed:

Dear Fellow Stockholders:

2019 was another tremendous year for Akamai.

We again achieved record financial results and posted our 17th consecutive year of annual revenue growth. For the year, we generated revenue of $2.9 billion, up 7% over 2018, and GAAP net income of $478 million, up 60% over 2018. GAAP earnings per share was $2.90 per diluted share in 2019, an increase of 65% over 2018. Cash from operations was $1.1 billion in 2019, up 5% over 2018, and equal to 37% of annual revenue. On the balance sheet, we ended the year with $2.4 billion in cash, cash equivalents, and marketable securities. And our ongoing efficient management of expenses allowed us to expand our operating margin, putting us well on our way to achieving our target of a non-GAAP operating margin of 30% for 2020.

In addition to these outstanding financial headlines, 2019 was a great year for Akamai in many other areas. We had significant growth in security. Our security solutions accounted for much of our success in 2019, with revenue of $849 million, or 29% of our total revenues in 2019, growing a remarkable 29% year over year. Our technology and world-class team of security experts helped Akamai customers stop or manage more than 47 billion web attacks and malicious login attempts. We opened our sixth Security Operations Command Center (SOCC) with our new location in Costa Rica, and we added a new scrubbing center in Melbourne.

We furthered our investment in innovation as we introduced and developed multiple innovative products. Our progress has been driven by the ideas and hard work of our employees around the world, as well as through our acquisition of inventive new companies and technology like Janrain, ChameleonX, and KryptCo. Our ongoing innovation has received recognition from outside experts, as IDC MarketScape named us the leader in its assessment of CDNs; Gartner named us a leader for web application firewalls; and Forrester elevated Akamai to the leaders category in its Zero Trust eXtended Ecosystem Platform Providers Wave, praising us as a true leader in Zero Trust—and for leading the way by our own example.

2019 was also a record year of delivering for our customers. Our teams successfully managed massive sporting events, large gaming releases, and major global commerce events like Singles’ Day in China, Black Friday, and Cyber Monday. Peak traffic on the Akamai platform continued to grow and reached a new record of 121 Tbps on December 3rd.

We’re proud of the results we achieved in 2019 and remain optimistic about our future. We believe Akamai is well-positioned to capitalize on market opportunities in cloud security, online video streaming, and in regions like Asia Pacific and Latin America.

To support the health and well-being of our stockholders, employees and directors in light of the recent novel coronavirus (COVID-19) outbreak, Akamai’s 2020 Annual Meeting of Stockholders will be held as a “virtual meeting” of stockholders. Our Annual Meeting of Stockholders will be conducted exclusively via the Internet at a virtual web conference at www.meetingcenter.io/251997975 on May 20, 2020, at 9:30 a.m. The password for the meeting will be AKAM2020. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting of Stockholders in person. This means that you can attend the Annual Meeting of Stockholders online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. In light of the public health and safety concerns related to COVID-19, we believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world. We intend to resume our historical practice of holding an in-person meeting next year. Details regarding how to access the virtual meeting via the Internet and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend this year’s virtual Annual Meeting of Stockholders online, please vote as soon as possible. Voting by proxy will ensure your representation at the virtual meeting if you do not attend online. Please review the instructions on the proxy card regarding your voting options.

At the time of printing, the world has been facing the COVID-19 pandemic, affecting all of us on many levels. People around the world have been forced to change how we work, learn, and interact. Fortunately, Akamai’s solutions can help address many of the challenges companies are facing. We will continue our efforts to make the Internet fast, reliable, and secure to make this time easier for all.

We wish good health and well-being to all in 2020.

/s/ Dr. Tom Leighton
Dr. Tom Leighton
Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2020

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Wednesday, May 20, 2020, at 9:30 a.m., local time, exclusively via the Internet at a virtual web conference at www.meetingcenter.io/251997975. The password for the meeting will be AKAM2020.

In light of the outbreak of COVID-19, for the health and well-being of our stockholders, employees and directors, we have determined that the Annual Meeting will be held exclusively online in a virtual meeting format only, via the Internet, with no physical in-person meeting. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions by visiting www.meetingcenter.io/251997975. The password for the meeting will be AKAM2020. Further information about how to attend the Annual Meeting online, vote your shares online during the meeting and submit questions during the meeting is included in the accompanying proxy statement.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)

To elect three nominees currently serving as Class II members of our Board of Directors and four nominees currently serving as Class III members of our Board of Directors, each as named in the attached proxy statement, to each serve on our Board of Directors for a one-year term expiring at the 2021 Annual Meeting of Stockholders;

(2)	To approve, on an advisory basis, our named executive officer compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2020; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 23, 2020, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

A complete list of registered stockholders will be available at least 10 days prior to the meeting at our headquarters at 145 Broadway, Cambridge, Massachusetts 02142. This list will also be available to stockholders of record during the Annual Meeting for examination at www.meetingcenter.io/251997975.

All stockholders are cordially invited to attend the Annual Meeting online.

By order of the Board of Directors,

/s/ Aaron S. Ahola
AARON S. AHOLA
Executive Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 9, 2020

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAIL. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES ONLINE DURING THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

FURTHER INFORMATION ABOUT HOW TO ATTEND THE ANNUAL MEETING ONLINE, VOTE YOUR SHARES ONLINE DURING THE MEETING AND SUBMIT QUESTIONS DURING THE MEETING IS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. (“AKAMAI” OR THE “COMPANY”) FOR USE AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD EXCLUSIVELY ONLINE VIA THE INTERNET AT A VIRTUAL WEB CONFERENCE AT HTTP://WWW.MEETINGCENTER.IO/251997975 AT 9:30 A.M., LOCAL TIME, ON MAY 20, 2020, AND AT ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING. THE PASSWORD FOR THE MEETING WILL BE AKAM2020. You may obtain instructions for how to access the Annual Meeting online by contacting Investor Relations, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2019 is being mailed to our stockholders with the mailing of the Notice of 2020 Annual Meeting of Stockholders and this Proxy Statement on or about April 9, 2020.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual

Meeting of Stockholders to be Held on May 20, 2020:

This Proxy Statement and the 2019 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/html/investor/financial_reports.html.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management based on information currently available to them. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “should,” “may,” “could,” or similar expressions indicates a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, inability to grow revenue or increase profitability as projected, lack of market acceptance of new solutions and other factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, which accompanies this Proxy Statement. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

/1/

EXECUTIVE SUMMARY

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Our Mission and Strategy

The technology landscape is rapidly evolving, driving enterprises to enhance their digital capabilities to improve productivity, transform customer experiences, increase brand awareness and drive competitive advantage. At the same time, security threats are growing more prevalent and advanced. Enterprise applications are moving from behind the firewall to the cloud - making cybersecurity more complex to achieve than yesterday’s perimeter defense. More consumers are “cutting the cord” and consuming entertainment over the Internet rather than through traditional cable, and they are increasingly using mobile devices to consume content and shop. Web pages are becoming vastly more complex with advertisements, videos, graphics and other third-party content that impair speed and reliability. We believe that Akamai is uniquely positioned to help our customers capitalize on today’s opportunities and mitigate the risks presented by this dynamic environment by providing solutions that secure, deliver and optimize content and business applications over the Internet.

Akamai 2019 Performance Highlights

In 2019, Akamai registered achievements across our operations, including the following highlights.

/2/

From a financial perspective, we have increased our revenue in each of the past three fiscal years and have been profitable over that same period. The charts below show our revenue and earnings per share, calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for those years.

In particular, our security business has grown rapidly in recent years as shown below:

/3/

Over the past six years, we have successfully generated cash from operations to use in strategic initiatives. We believe we have effectively deployed that cash in stock repurchases and acquisition activity as reflected in the chart below.

Corporate Governance Snapshot

Akamai’s governance structure reflects our commitment to advancing the long-term interests of our stockholders, maintaining accountability, diversity, ethical conduct and alignment of interests between leadership and investors. Highlights of our governance profile include:

/4/

Executive Compensation Overview

Akamai has developed an executive compensation program that is designed to closely align executive compensation with performance by allocating a majority of target compensation to performance-based equity awards that directly link the value of executive compensation to our stock price performance and tying annual bonuses to performance against specific financial measures. We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by the executive should primarily be tied to our financial performance and the performance of our stock price. The following graphs show the key design and structural aspects of our program.

/5/

Summary of Voting Matters and Recommendations

Matter	Board Recommendation	See Page Number for More Information

Election of Directors	FOR each nominee	73

Advisory Vote on Executive Compensation	FOR	73

Ratification of Selection of Independent Auditors	FOR	74

/6/

Part One – Corporate Governance Highlights

Akamai seeks to maintain and enhance our record of excellence in corporate governance by continually refining our corporate governance policies, procedures and practices based on evolving best practices. We also place great value on stockholder input and engage regularly with our investors to gain insights into the governance issues about which they care most.

Overview of our Board of Directors

Our Board of Directors currently consists of 11 individuals with a range of backgrounds as reflected in the graphic below. Collectively, they bring industry expertise, leadership skills and financial sophistication to our corporate governance.

Good Governance

Engaging with our Stockholders; Declassification of the Board

During 2019, we conducted outreach to all of our 25 largest stockholders and other investors, who collectively held approximately 53% of our outstanding shares, to express an interest in meeting with them to discuss governance or executive compensation matters at Akamai. We engaged with more than 30% of those investors and discussed a broad range of operational, strategic and governance topics with them. These engagement efforts and meaningful conversations provided our Board and management with a valuable understanding of investors’ perspectives and an opportunity to exchange views. When the Board conducted its regular reviews of governance and executive compensation, it

/7/

discussed the input that we received, and the evaluation process was reflective of those views. We were encouraged by the feedback we received and look forward to continuing our dialogue with our stockholders in the coming year.

One result of our engagement with stockholders in recent years was a decision by the Board to recommend that stockholders approve declassification of the structure of the Board. We presented that matter at the 2018 Annual Meeting of Stockholders, and it was approved. As we transition to a single class structure, all directors standing for election will be elected to one-year terms beginning at the 2019 Annual Meeting of Stockholders. Accordingly, at the 2020 Annual Meeting, seven of our eleven directors are standing for election to new one-year terms and, starting at the 2021 Annual Meeting of Stockholders, all directors will stand for annual election.

Board Refreshment

Akamai believes that having an independent, diverse, active and engaged Board of Directors has been key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. Since 2017, we have seen five incumbent directors transition off the Board and have added four new directors.

Our goal is to seek a balance between new points of view and the valuable experience and familiarity that longer-serving directors bring to the boardroom. We remain committed to ensuring our Board is composed of a highly capable and diverse group of directors well-equipped to oversee the success of the business and effectively represent the interests of stockholders. A summary of the tenure and ages of our current directors is reflected in the graphs below:

Board Diversity

We believe that we have assembled an outstanding set of directors with varied backgrounds, experiences and viewpoints who understand our markets, customers and employees. Female and/or minority directors currently make up 36% of the total Board. Mr. Ford identifies as Black, and Mses. Brown, Greenthal and Ranganathan identify as women.

/8/

Board Evaluations

A key component of our approach is a robust annual Board evaluation process. Led by our Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, this review is intended to elicit the views of all directors about what makes the Board effective, what improvements can be made, how their peers are most effective and whether steps should be taken to improve contributions and their views on the performance of the Board and its committees over the past year. The evaluation has taken a variety of forms including written surveys, interviews conducted by an outside consultant and interviews conducted by our Chairman. The Nominating and Corporate Governance Committee also regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promotes and supports the Company’s long-term strategy. In doing so, the Nominating and Corporate Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

Ethics

We have adopted a written Code of Ethics that applies to all of our directors, executive officers and other employees (including our principal executive officer and our principal financial and accounting officer). Our Code of Ethics is available on our website at https://www.akamai.com/us/en/privacy-policies/code-of-ethics.jsp. We did not waive any provisions of the Code of Ethics for our directors or executive officers during the year ended December 31, 2019. If we amend, or grant a waiver under, our Code of Ethics that applies to our executive officers or directors, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have also adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.ir.akamai.com/corporate-governance/highlights.

/9/

Corporate Social Responsibility Initiatives

Akamai and our employees are dedicated to providing a great place to work and to contributing to the communities in which we operate. Some ongoing and recent Corporate Social Responsibility, or CSR, initiatives to promote this goal are highlighted below.

Community Involvement

/10/

Promoting Diversity and Inclusion in the Workplace

Akamai is committed to providing a work environment and culture where all employees feel that they can contribute and perform to the best of their abilities. Our diverse workforce combines workers from different backgrounds and experiences that together form a more creative, innovative, and productive workplace. We believe that bringing together a diverse workforce in an inclusive environment captures the experiences, cultures, talents, and thought perspectives that will drive innovation and our business strategy in a collaborative manner. Akamai is a global company. Our aim is to understand and build on our cross–cultural competence, and by doing so, greatly improve the way we work in our global community.

We have implemented a number of initiatives to foster inclusivity: including a Diversity & Inclusion Steering Committee of senior leaders across all parts of the business and regions that drives our progress in this area; use of diversity inclusion goals in both our corporate level 2020 Mission Critical Goals and the individual performance goals of our senior personnel; support for Employee Resource Groups that are employee-led, voluntary internal global networks open for all to come together to help collaborate, share ideas, and discuss issues among colleagues with similar characteristics or common interests; and the

Akamai’s Employee Resource Groups

Parents@akamai – a community of parents and caregivers who provide encouragement and empowerment in the development of career goals while balancing their responsibilities outside the office.

Women’s Forum – this group helps raise awareness, support professional development, identify and create networking opportunities, and enable the next generation of women in tech to grow, advance, and lead in careers at Akamai.

IndUS – a forum for South Asian employees across Akamai to seek professional development and mentoring opportunities and express their shared cultural identity through awareness programs and company activities.

Out@akamai – for individuals who identify as lesbian, gay, bisexual, and transgender – and their allies – to meet, share experiences, work to raise awareness, improve engagement, and support development for all employees.

Ohana – a community of employees across Akamai who identify as African American, Black, Hispanic, Latin American, or with other racial and ethnic groups to network, learn from peers, mentor others, seek professional development, socialize, and share cultural interests.

Military Veterans @Akamai – a group that highlights the diverse and valuable contribution that veterans and military families bring to Akamai.

East Asia Circle – an inclusive and open group of employees with roots in East Asia and Southeast Asia countries and territories that highlights the diverse cultures and values of employees from these regions.

In Reach – for employees with physical disabilities and/or mental health conditions and their allies; to create awareness for managers, executives, and employees alike, empowering disabled individuals to secure proper accommodations and be set up for success.

/11/

introduction of a company-wide program that is intended to enhance our corporate culture by promoting an inclusive approach to decision making and innovation.

Sustainability

Akamai is committed to mitigating the environmental impact of our operations. We have adopted a Sustainability Policy to reflect our belief that Akamai can and should operate with a minimal environmental footprint. This Policy is centered on efforts to reduce greenhouse gas emissions arising from our business operations through energy conservation, energy efficiency, and the procurement of renewable energy; responsibly manage and dispose of our electronic waste; and deliver sustainable work environments that promote wellness and the conservation of natural resources through water efficiency, source reduction, material reuse and recycling, and the purchase of materials containing recycled and/or renewable natural resources. We set carbon output reduction targets and publicly share our progress in meeting those targets. In addition, we have submitted climate disclosures to the CDP, formerly the Carbon Disclosure Project, since 2010.

Akamai’s engineers work to develop software and hardware that is technologically advanced and energy efficient. In recent years, we have made strides toward efficiency by expanding the platform to support our customers’ needs while decreasing the overall energy intensity per bit served. Since 2015, we have grown our platform capacity by more than 182% while only increasing our net power usage by 9%. In addition to our platform growth, we have seen a 61% energy intensity reduction per gigabit of capacity when compared to 2015 levels. As we continue to expand the network, we believe it is important to remain conscious of our environmental impact by using our energy resources wisely and reducing waste in our operations whenever possible.

Akamai Data Centers

In 2017, we embarked on an innovative journey to develop two Akamai-owned and -operated data centers in key metros on the east coast of the United States to improve our power usage effectiveness. Both of these facilities were developed to consume outside air as their primary source of cooling (even during the warmest months of the year), which lowers the overall environmental impact of our North America operations.

Furthermore, by taking advantage of the operational heat tolerances of the hardware, we can operate our facilities at warmer temperatures than you would normally see in a traditional data center. This helps us lower our overall energy intensity through the development of innovative cooling and ventilation systems. This effort has contributed to a more efficient physical footprint while helping to reduce our greenhouse gas output.

To promote sustainability we have also entered into three virtual power purchase agreements in the U.S. with the goal of having our share of the expected generation of the solar and wind farms represent 23% and 44% of Akamai’s global and U.S. network energy consumption in 2020, respectively; developed our own low power usage effectiveness data centers to improve the efficiency of our usage of facilities on our Intelligent Edge Platform; and entered into renewable partnerships with companies like Iron Mountain through its “Green Power Pass Program,” which is focused on providing 100% renewable energy for its data center operations.

/12/

Human Rights and Supplier Diversity

In 2016, we adopted a Human Rights Policy. We believe that the Internet can bring the world closer together and facilitate greater understanding among people across the globe. We are proud of our mission to make the Internet work better for people around the world. We also believe that respect for human rights is fundamental to unlocking the potential of the Internet and an essential value for the communities in which we operate. We are committed to ensuring that our employees, the people who work for our contractors, customers and suppliers, and individuals in the communities affected by our activities are treated with dignity and respect. Our Human Rights Policy is intended to advance these ideals.

Our Supplier Diversity Program seeks to identify and engage suppliers for a wide range of products and services compatible with Akamai’s current needs — from office supplies, to computer equipment and peripherals, to office equipment maintenance and repair, food service, and printing to name a few examples. We are committed to developing mutually beneficial and successful partnerships with small businesses including companies owned by women, minorities, veterans, people who are socially and economically disadvantaged, or have disabilities.

Recognition

We are proud to have been recognized by numerous third parties for our CSR efforts. For example, Just Capital ranked Akamai 33 out of 922 publicly traded companies for fair pay, work-life balance, equal opportunity, ethical leadership, customer treatment & privacy, community support, sustainability and delivering shareholder return. In 2019, we earned a perfect 100% score on the Human Rights Campaign’s corporate equality index. We have also been included in the Dow Jones Sustainability Index and the FTSE4Good index in Europe, the Middle East and Africa, both of which track companies that demonstrate solid financial performance and corporate social responsibility.

/13/

Our Board of Directors

Our Board of Directors currently consists of 11 persons, divided into classes as follows: four Class I directors (with terms expiring at the 2021 Annual Meeting of Stockholders), three Class II directors (with terms expiring at the 2020 Annual Meeting) and four Class III directors (with terms expiring at the 2020 Annual Meeting of Stockholders). Because our stockholders approved the declassification of our Board of Directors at the 2018 Annual Meeting of Stockholders, beginning last year, directors standing for election will be elected for new terms of one year each.

Set forth below is information about the professional experiences of members of the Board, including the seven nominees for election at the 2020 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that we believe qualify him or her to serve on the Board. We have included their committee memberships as of March 1, 2020.

Class II: Nominees for Director for Terms That Will Expire in 2021

Tom Killalea	Tom Leighton	Jonathan Miller

Tom Killalea, age 52 Director since 2018 Audit Committee; Compensation Committee

President, Aionle LLC, a consulting firm, since November 2014

VP Technology, Amazon.com, a multi-national technology company (2008-11/2014)

Other Current Boards

Capital One Financial Corp., a financial services company

MongoDB, a database technology company

Prior Public Company Boards in Last 5 Years

Carbon Black

Xoom Technologies

Professional focus on Internet security issues, a key area of emphasis in Akamai’s strategic plan

Experience with digital innovation and focus on customer experience

Understanding of the CDN business through his work at Amazon

Extensive corporate governance experience serving on several public company boards

/14/

Tom Leighton, age 63 Director since 1998
Chief Executive Officer, Akamai, since January 2013 Chief Scientist, Akamai (8/1998-12/2012) Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982 (on leave)

Co-founder and key developer of the software underlying our platform

Unparalleled understanding of our technology and how the Internet works

Crucial source of industry information, technical and market trends and how Akamai can address those needs

Provides the Board with vital information about the strategic and operational challenges and opportunities facing the company

Jonathan Miller, age 63 Director since 2015 Compensation Committee; N&G Committee

CEO of Integrated Media Co., an investment company, since February 2018

Advisor at Advancit Capital, a venture capital firm focusing on early-stage companies, since January 2018, having previously served as a partner since 2014

Other Current Boards

AMC Networks, an entertainment company

Interpublic Group of Companies, a marketing solutions provider

J2 Global, which provides telecommunications solutions as well as technology, gaming and lifestyle content

Prior Public Company Boards in Last 5 Years

TripAdvisor

Shutterstock

Insight into the challenges, goals and priorities of media companies such as those that are key current and prospective customers

Key participant in the rapid development of the Internet as a global platform for video and audio entertainment

Deep understanding of the ongoing evolution of digital media

Involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future

/15/

Class III: Nominees for Director for Terms That Will Expire in 2021

Monte Ford	Madhu Ranganathan	Fred Salerno	Ben Verwaayen

Monte Ford, age 60 Director since 2013 Compensation Committee; N&G Committee

Principal Partner of CIO Strategy Exchange, a membership organization for chief information officers, since 2016

Network Partner at Brightwood Capital Partners, a venture capital firm, since 2013

Other Current Boards

Iron Mountain, a provider of storage and other information management services

The Michaels Companies, an arts and crafts retailer

Experience as an information technology executive including as the CEO of a software company and CIO of American Airlines

Helps fellow Board members and management understand what Akamai’s current and potential customers expect and want from our solutions and to provide actionable insight into our innovation initiatives

Provides valuable advice and counsel regarding potential improvements to our internal IT systems

Madhu Ranganathan, age 55 Director since 2019 Audit Committee; Finance Committee

Chief Financial Officer of Open Text Corporation, a provider of enterprise information management solutions, since April 2018.

Executive Vice President and Chief Financial Officer for 24/7 Customer, Inc., a provider of customer engagement technology solutions, from June 2008 to March 2018

Prior Public Company Boards in Last 5 Years

Service Source International

Extensive public-company financial expertise that enables her to qualify as an “audit committee financial expert” (as defined by Commission rules) and advise management and other directors on complex accounting and internal control matters

Experience in developing global software and SaaS companies to provide insight from both a customer and an operational perspective

Oversight of acquisition programs well position her to participate in the Finance Committee’s oversight of Akamai’s M&A program

Understanding of complex global tax matters

/16/

Fred Salerno, age 76 Director since 2002 Audit Committee Chair; Finance Committee; N&G Committee

Akamai’s Chairman of the Board since March 2018; previously Lead Independent Director (5/2013-3/2018)

Former executive at Verizon Communications, a telecommunications provider (1997-2002), last serving as Vice Chairman and CFO

Other Current Boards

Intercontinental Exchange, an electronic exchange for trading commodities

The Madison Square Garden Company, a sports and entertainment holding company

Prior Public Company Boards in Last 5 Years

Florida Community Bank

Viacom

Deep understanding of financial markets, financial statements and investments

Provides essential guidance about capital structure and other strategic matters

Leadership, professional judgment and operating experience enable him to provide keen insight in helping address issues faced by the company

Valued advisor to management and other directors when we are contemplating strategic initiatives intended to enable future growth

Ben Verwaayen, age 67 Director since 2013 Compensation Committee Chair, N&G Committee

General Partner of Keen Venture Partners, a venture capital firm, since 2017

Former Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions (2008-11/2013)

Other Current Boards

Akzo Nobel, a manufacturer of powder coatings

Ofcom, the regulatory and competition authority for the broadcasting, telecommunications and postal industries of the United Kingdom

Brings an international perspective to our Board deliberations, helping us better understand non-U.S. markets, public policy issues and how to operate with a global employee base

CEO experience enables him to provide significant guidance to our CEO on management, leadership and operational issues

Ability to leverage knowledge of telecommunications industry to advise us on carrier strategy and network relationships

Deep understanding of motivational aspects of executive compensation approaches and applicable international issues

/17/

Class I: Directors with Terms That Will Expire in 2021

Marianne Brown	Jill Greenthal	Dan Hesse	Bill Wagner

Marianne Brown, age 61 Director since 2020

Retired former executive at Fidelity National Information Services, Inc., or FIS, a global financial services technology company, where she was Corporate Executive Vice President and Co-Chief Operating Office from January 2018 through December 2019.

Prior to that, Ms. Brown was Chief Operating Officer, Institutional and Wholesale Business of FIS since December 2015, when FIS acquired SunGard Financial Systems LLC, a financial software and technology services company, where she had been Chief Operating Officer since February 2014.

Other Current Boards

Northup Grumman, an aerospace and defense technology company

VMWare, a provider of cloud computing and virtualization software and services

Extensive leadership experience in technology sales and product management to provide insight into the likely perspectives of Akamai’s current and potential customers

Executive oversight of go-to-market initiatives and organizational and investment strategy

Demonstrated ability to execute and integrate acquisitions

/18/

Jill Greenthal, age 63 Director since 2007 Audit Committee; Finance Committee Chair

Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager, since 2007

Other Current Boards

Cars.com, an online automotive marketplace

FLEX LTD., a global electronics manufacturing services company

Houghton Mifflin Harcourt, an educational content company

Prior Public Company Boards in Last 5 Years

Michaels Stores

TEGNA Inc.

Rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and mergers and acquisitions

Insight into financial and strategic aspects of financial matters such as debt and equity financing transactions and acquisitions

Experience working with other Internet and media companies as they have built their businesses enables her to provide valuable counsel to both our management and fellow directors

Dan Hesse, age 66 Director since 2016 Audit Committee; N&G Committee Chair
Former President and CEO, Sprint Corporation, a telecommunications provider, December 2007 to August 2014 Other Current Boards PNC Corporation, a financial institution

Insight into mobile and telecommunications industry affords important insight into strategy deliberations

Experience as a chief executive officer enables him to advise on leadership, management and operational issues

Leverages experience overseeing a large, complex technology company to provide valuable guidance and perspective

Understanding of corporate governance issues, particularly social responsibility matters, contributes to his ability to provide a leadership role as chair of our governance committee

Bill Wagner, age 52 Director since 2018 Compensation Committee; Finance Committee

President and CEO of LogMeIn, Inc., a software-as-a-service company, since December 2015, having previously served from May 2013 through November 2015 as its President and Chief Operating Officer.

Other Current Boards

LogMein, Inc.

Extensive sales and marketing leadership experience in successful technology and software-as-a-service businesses

Current experience as a chief executive officer in the software industry

Understanding of how customers use Akamai solutions

/19/

Our Executive Officers

Our executive officers as of March 1, 2020 were:

Tom Leighton, age 63, was elected Akamai’s Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed above, Dr. Leighton also serves on our Board of Directors.

Aaron Ahola, age 50, joined Akamai in April 2000. During his tenure, he previously served as Vice President and Deputy General Counsel from 2011 to 2017. In addition, from 2008 until 2017, he was our Chief Privacy Officer. From 2015 until 2017, he was our Chief Compliance Officer. In October 2017, he became our Senior Vice President, General Counsel and Corporate Secretary and was promoted to Executive Vice President in May 2019.

Robert Blumofe, age 55, became Akamai’s Executive Vice President, Platform and General Manager of the Enterprise Division in April 2016. He had previously served as our Executive Vice President – Platform since January 2013, having previously served in a variety of positions at Akamai since joining us in 1999.

Adam Karon, age 48, joined Akamai in February 2005 and has served in numerous leadership positions during his tenure. In March 2017, he became Executive Vice President and General Manager of the Media and Carrier Division. He served as Senior Vice President, Global Services and Support from January 2014 through February 2017.

/20/

Rick McConnell, age 54, became Akamai’s President and General Manager of the Web Division in May 2016, having previously served as President – Products and Development from January 2013 through May 2016, having previously holding other executive titles since joining us in November 2011. Prior to joining Akamai, Mr. McConnell was in a number of executive positions at Cisco Systems. Mr. McConnell was Chief Executive Officer of Latitude Communications, which was acquired by Cisco in January 2004.

Edward McGowan, age 49, became Akamai’s Executive Vice President and Chief Financial Officer in March 2019. Mr. McGowan began his career at Akamai in 2000 and has served in numerous roles across the organization since that time, including as Senior Vice President, Finance, between September 2018 and February 2019; Senior Vice President, Global Sales Media & Carrier Division from January 2017 through August 2018; Vice President, Global Carrier Strategy & Sales from April 2013 through December 2016.

Anthony Williams, age 46, became our Executive Vice President and Chief Human Resources Officer in January 2020. He joined Akamai in April 2015 as Vice President, Talent Acquisition and Diversity and served in that role until January 2018 when his title became Vice President, International HR, Talent Acquisition & Diversity. Prior to Akamai, Mr. Williams held a wide range of global human resource positions at First Data Corporation, Newell Rubbermaid and Time Warner – Turner Broadcasting System.

/21/

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of March 1, 2020, by the following:

🌑	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

🌑	each of our directors (including Ms. Brown who joined our Board of Directors on March 13, 2020);

🌑

our Named Executive Officers, who consist of (i) our principal executive officer, (ii) each person who served as our principal financial officer during 2019; and (iii) our three other most highly compensated executive officers in 2019; and

🌑	all of our executive officers and directors as of March 1, 2020 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 1, 2020, through the exercise of any stock option or other equity right. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. On March 1, 2020, there were 161,881,857 shares of our common stock outstanding.

/22/

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)

5% Stockholders

The Vanguard Group (1)	17,421,955	10.8

BlackRock, Inc. (2)	11,831,992	7.3

Clearbridge Investments LLC (3)	8,146,978	5.0

Directors

Marianne Brown	27	*

Monte Ford	19,251	*

Jill Greenthal (4)	36,065	*

Daniel Hesse (5)	15,386	*

Tom Killalea (6)	6,692	*

Tom Leighton (7)	2,820,580	1.8

Jonathan Miller	17,631	*

Madhu Ranganathan	0	*

Fred Salerno	5,522	*

Bernardus Verwaayen (8)	20,592	*

Bill Wagner (6)	6,692	*

Other Named Executive Officers

James Benson	24,602	*

Robert Blumofe (9)	42,969	*

Adam Karon (10)	35,797	*

Rick McConnell (11)	71,562	*

Edward McGowan (12)	25,151	*

All executive officers and directors as of March 1, 2020 as a group (16) persons) (13)	3,163,674	2.0

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)

The information reported is based on a Schedule 13G/A filed with the Commission on February 12, 2020 by The Vanguard Group, Inc., or Vanguard, which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds sole dispositive power with respect to 17,134,807 shares, sole voting power with respect to 246,563 shares, shared voting power with respect to 51,139 shares and shared dispositive power with respect to 286,148 shares.

/23/

(2)

The information reported is based on a Schedule 13G/A filed with the Commission on February 10, 2020 by BlackRock, Inc., or BlackRock, which reports its address as 55 East 52nd Street, New York, New York 10055. BlackRock reports that it holds sole dispositive power with respect to 11,831,992 shares and sole voting power with respect to 9,970,564 shares held by it.

(3)

The information reported is based on a Schedule 13G filed with the Commission on February 14, 2020 by Clearbridge Investments LLC, or Clearbridge, which reports its address as 620 8th Avenue, New York, NY 10018. Clearbridge reports that it has sole voting power with respect to 7,935,544 shares and sole dispositive power with respect to 8,146,978 shares held by it.

(4)	Includes 3,026 shares issuable in respect of deferred stock units, or DSUs, that have vested but not yet been distributed.
(5)	Includes 7,697 shares issuable in respect of DSUs that have vested but not yet been distributed.
(6)	Includes 1,866 shares issuable upon vesting of RSUs within 60 days after March 1, 2020.
(7)

Includes 129,321 shares held by Dr. Leighton in a trustee capacity with respect to which he disclaims beneficial ownership; 111,014 shares issuable upon vesting of restricted stock units within 60 days after March 1, 2020; and 20,829 shares issuable to Dr. Leighton in respect of his annual 2019 bonus within 60 days after March 1, 2020.

(8)	Consists of shares issuable in respect of DSUs that have vested but not yet been distributed.
(9)	Includes 28,645 shares issuable upon vesting of RSUs within 60 days after March 1, 2020.
(10)	Includes 16,974 shares issuable upon vesting of RSUs within 60 days after March 1, 2020.
(11)	Includes 39,785 shares issuable upon vesting of RSUs within 60 days after March 1, 2020.
(12)	Includes 8,949 shares issuable upon vesting of RSUs within 60 days after March 1, 2020
(13)

Includes 209,882 shares issuable upon vesting of RSUs within 60 days after March 1, 2020; 31,315 shares issuable in respect of DSUs that have vested but not yet been distributed; and 20,829 shares issuable within 60 days after March 1, 2020 in payment of a bonus due.

Board Leadership and Role in Risk Oversight

Chairman of the Board

In March 2018, Fred Salerno was elected as our independent Chairman of the Board. In this role, he works with his fellow directors and management to prepare Board meeting agendas, chairs meetings of the Board (including its independent director sessions) and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Salerno also provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Salerno also led our 2019 board evaluation process.

Roles of Chairman of the Board and CEO

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. Mr. Salerno, as a strong independent director, is able to play a key role in ensuring Board effectiveness, management oversight and adherence to good governance principles. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors.

/24/

Risk Oversight

Our Board of Directors has an active role in supervising management’s oversight of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational, cyber security and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each.

Financial reporting risks are typically addressed by the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address such risks. The Audit Committee is also charged with oversight of Akamai’s cybersecurity risks, particularly our security practices and controls for both Akamai’s internal and external networks, including security frameworks, breach planning and steps being taken to address vulnerabilities.

The Finance Committee exercises risk oversight with respect to our liquidity management, corporate finance strategy and financial risk management (including interest rate and foreign exchange hedging). The Finance Committee also oversees our policies and practices for mergers, acquisitions, joint ventures and other strategic transactions.

The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. See also the discussion of our annual risk assessment in “How We Evaluate and Address Risk in Our Compensation Policies and Practices” in Part Two of this Proxy Statement. The full Board typically reviews on an annual basis executive succession planning and development.

The Nominating and Corporate Governance Committee, or the N&G Committee, assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Committees

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board. Copies of the charters are posted in the Investor Relations section of our website at www.ir.akamai.com. The Board has determined that all of the members of each of the four standing committees of the Board are independent as defined under The

/25/

Nasdaq Stock Market, Inc. Listing Rules, or the Nasdaq Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2020 is reflected in the chart below. Ms. Brown was elected to the Board in March 2020 and is not currently assigned to any committees.

Membership in Standing Committees as of March 1, 2020

	Audit	Compensation	Finance	N&G

Monte Ford		X		X

Jill Greenthal	X		X*

Daniel Hesse	X			X*

Tom Killalea	X	X

Jonathan Miller		X		X

Madhu Ranganathan	X		X

Fred Salerno	X*		X	X

Bernardus Verwaayen		X*		X

Bill Wagner		X	X

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board has determined that each of Fred Salerno and Madhu Ranganathan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held nine meetings in 2019.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee is directly responsible

/26/

for the appointment and oversight of our independent compensation consultants and other advisors it retains. The Compensation Committee held six meetings in 2019 and took one action by unanimous written consent.

The N&G Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board, including the performance of individual directors; and reviewing and making recommendations to the Board with respect to corporate governance practices. The N&G Committee also reviews management’s initiatives with respect to environmental, social and governance matters (including charitable activities of the Akamai Foundation). The N&G Committee held six meetings in 2019.

The Finance Committee is responsible for, among other things, reviewing matters pertaining to the capital structure and corporate finance strategy, oversight of the Treasury function, review of proposed acquisitions and similar strategic transactions, oversight of our defined contribution and other retirement plans, review of Akamai’s insurance program and assisting and advising management on its operating plans, including any specific plans in place from time to time related to margin improvement or other financial goals. The Finance Committee held eight meetings in 2019.

Meeting Attendance

The Board of Directors held six meetings during 2019 and took two actions by unanimous written consent. Each incumbent director attended more than 75% of the total number of meetings of the Board and each committee on which he or she served during the fiscal year ended December 31, 2019. All directors are expected to attend regular Board meetings, Board committee meetings for committees on which he or she serves and our annual meeting of stockholders. All of our directors, other than those who were not standing for re-election, attended the 2019 Annual Meeting of Stockholders.

Determination of Independence

Under the Nasdaq Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each member of the Board of Directors, other than Dr. Leighton, is an “independent director” as defined under Nasdaq Rule 5605(a)(2):

The Board previously made a determination that each of Pamela Craig and Naomi Seligman was an “independent director” as defined under Nasdaq Rule 5605(a)(2).

In making its independence determination with respect to Mr. Wagner, the Board considered that, in 2019, Akamai sold approximately $1.3 million of products and services to LogMeIn, Inc., where Mr. Wagner is an executive officer. The amount of sales and the

/27/

amount of purchases in 2019 were less than 1% of LogMeIn’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis.

In making its independence determination with respect to Ms. Ranganathan, the Board considered that, in 2019, Akamai sold approximately $600,000 of products and services to, and purchased approximately $18,000 of products and services from, Open Text Corporation, where Ms. Ranganathan is an executive officer. The amount of sales and the amount of purchases in 2019 were less than 1% of Open Text’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis.

Our independent directors meet separately as part of each Board meeting and at other times as appropriate. In the independent director sessions, Mr. Salerno and the other independent directors review management performance, assess the focus and content of meetings of the Board and establish the strategic issues that the Board believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Salerno then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board believe management should focus.

Director Compensation

The Compensation Committee, with the help of an outside advisor, periodically reviews the compensation structure and levels paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. Our objective is to pay non-employee directors over time at or near the median of our executive compensation benchmarking peer group, to award the majority of compensation in equity, and to make meaningful adjustments every few years. As a result, we typically make upward adjustments when we fall below the median.

In 2020, the Compensation Committee’s independent compensation consultant conducted a benchmarking review of our outside director compensation, covering both compensation levels and program design as compared to our peer group and shared its findings with committee members. The results of the review indicated that our non-employee director program is generally aligned with our peers, both in terms of practices and structure as well as pay levels. We expect to make adjustments to the compensation for the Chairman of the Board (an increase of $20,000), Chair of the Audit Committee (an increase of $10,000) and Chair of Nominating & Corporate Governance Committee (an increase of $5,000) effective in May 2020.

/28/

The following table sets forth compensation paid in 2019 to individuals who served on our Board for any portion of that year for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Pamela Craig (2)	80,000	—	80,000

Monte Ford (3)	75,000	224,956	299,956

Jill Greenthal (4)	80,000	244,954	324,954

Daniel Hesse (5)	75,000	229,937	304,937

Tom Killalea (6)	75,000	224,956	299,956

Jonathan Miller (7)	75,000	224,956	299,956

Madhu Ranganathan (8)	—	399,969	399,969

Paul Sagan (2)	75,000	—	75,000

Fred Salerno (9)	80,000	299,967	379,967

Naomi Seligman (2)	75,000	—	75,000

Bernardus Verwaayen (10)	80,000	244,954	324,954

Bill Wagner (11)	75,000	224,956	299,956

(1)

For individuals other than Ms. Ranganathan, consists of DSUs granted to directors on May 15, 2019. Ms. Ranganathan was issued RSUs on June 11, 2019 following her appointment to the Board. The amount reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718.

(2)	Served as a member of the Board of Directors between January 1, 2019 and May 15, 2019.
(3)	At December 31, 2019, Mr. Ford held 2,936 unvested DSUs.
(4)	At December 31, 2019, Ms. Greenthal held 3,197 unvested DSUs.
(5)	At December 31, 2019, Mr. Hesse held 3,001 unvested DSUs.
(6)	At December 31, 2019, Mr. Killalea held 2,936 unvested DSUs and 3,733 unvested RSUs.
(7)	At December 31, 2019, Mr. Miller held 2,936 unvested DSUs.
(8)	Stock award compensation consists of $400,000 in grant date fair value of RSUs. At December 31, 2019, Ms. Ranganathan held 5,026 unvested RSUs.
(9)	At December 31, 2019, Mr. Salerno held 3,915 unvested DSUs.
(10)	At December 31, 2019, Mr. Verwaayen held 3,197 unvested DSUs.
(11)	At December 31, 2019, Mr. Wagner held 3,733 unvested RSUs and 2,936 unvested DSUs.

Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value

/29/

of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chairman of the Board is entitled to $80,000 of additional annual compensation, of which $25,000 is paid in cash and $55,000 is paid in DSUs. Chairs of the Audit Committee, the Compensation Committee and the Finance Committee are entitled to $25,000 of additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the N&G Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she joins the Board. Such RSUs vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board of Directors. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for our other Named Executive Officers, two times his or her base salary; and for other executives, one times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement is re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive fails to meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.ir.akamai.com/corporate-governance/highlights. All directors are currently in compliance with the ownership guidelines. See “Stock Ownership Requirements” in Part Two of this Proxy Statement for additional information regarding our executive officers’ compliance with the ownership guidelines.

/30/

N&G Committee’s Process for Reviewing and Considering Director Candidates

The N&G Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board. In executing its mission to solicit qualified candidates to become directors of Akamai, the N&G Committee seeks to attract qualified potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the N&G Committee will apply the criteria attached to its charter. These criteria include:

🌑	Integrity, honesty and adherence to high ethical standards

🌑	Business and financial acumen

🌑	Knowledge of Akamai’s business and industry

🌑	Experience in business, government, or other fields relevant to our business

🌑	Diversity

🌑	Avoidance of potential conflicts of interest with various constituencies of Akamai

🌑	Commitment to dedicate the necessary time and attention to Akamai

🌑	Ability to act in the interests of all stockholders

The Board particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the N&G Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The N&G Committee and the Board believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the N&G Committee and the full Board apply the criteria discussed above. The Board may also take

/31/

into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his or her knowledge, experience and judgment. In addition, if there is a change in a director’s professional status, under our Corporate Governance Guidelines, that director must offer to resign from the Board and in considering whether to accept the resignation, the Board considers whether the director’s new status continues to complement the Board’s skills and qualities.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a director appended to Akamai’s N&G Committee charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [N&G] Committee shall actively consider nominees who can contribute to the diversity of the Board in terms of gender, race, ethnicity and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.” To help us maintain the broad diversity we have already achieved and to continually assess the effectiveness of this diversity policy, the Board conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and reflects the skills, experience and other characteristics consistent with achieving our corporate goals now and in the coming years.

Female and/or minority directors currently make up 36% of the total Board. Mr. Ford identifies as Black, and Mses. Brown, Greenthal and Ranganathan identify as women.

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the N&G Committee actively and regularly solicit recommendations for highly-qualified director candidates, including from other members of Akamai’s Board of Directors and other professional contacts. From time to time, we have also retained professional search firms to help identify individuals that would meet our selection criteria. As potential candidates emerge, the N&G Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board; and reviews the results of personal interviews and meetings conducted by members of the Board, senior management and our outside advisors.

Stockholders may recommend individuals to the N&G Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary,

/32/

Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the N&G Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

At the Annual Meeting, stockholders will be asked to consider the election of Ms. Ranganathan, who has been nominated for election as a director for the first time. Ms. Ranganathan was appointed to the Board in 2019. She was initially recommended by an external search firm. The Board determined to include Ms. Ranganathan among its nominees.

On March 13, 2020, the Board appointed Marianne Brown to fill a vacancy on the Board to serve until our annual meeting stockholders in 2021. Ms. Brown was also initially recommended by an external search firm.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the N&G Committee or the Board, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2021 Annual Meeting” below.

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the Board to know.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Ford, Killalea, Miller, Verwaayen and Wagner were members of the Compensation Committee throughout 2019. Pamela Craig served as a member of the Compensation Committee from January 1, 2019 until May 15, 2019. No member of the Compensation Committee was at any time during 2019, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where an

/33/

executive officer of that entity also served as a director or member of our Compensation Committee at any time during 2019.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things:

🌑	Monitoring the integrity of Akamai’s consolidated financial statements

🌑	Oversight of Akamai’s compliance with legal and regulatory requirements

🌑	Oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee)

🌑	Oversight of Akamai’s management of cybersecurity risks

🌑	Appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors

🌑	Review and oversight of the handling of ethical and compliance issues brought to the attention of management and the Board

🌑	Review of management’s enterprise risk assessments

The Audit Committee acts under a written charter that is available on our website at www.ir.akamai.com/corporate-governance/highlights. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the Nasdaq Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

/34/

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2020.

Audit Committee

Fred Salerno—Chair	Jill Greenthal	Dan Hesse
Tom Killalea	Madhu Ranganathan

Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures reflected in our Code

/35/

of Ethics and Audit Committee Charter, proposed related party transactions are subject to review to determine if they are in our best interests and, if such transaction is entered into, the conditions under which it may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Chairman of the Board. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Chairman of the Board.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2019 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of the Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

/36/

Part Two – Executive Compensation Matters

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure. This discussion is focused on the following persons who served as Akamai executive officers in 2019:

Name	Title	Date Appointed to Current Role	Year of Hire

Tom Leighton	Chief Executive Officer	January 2013	1998

Robert Blumofe	EVP, Platform and GM of Enterprise Division	April 2016	1999

Adam Karon	EVP, GM Media and Carrier Division	March 2017	2005

Rick McConnell	President and GM Web Division	May 2016	2011

Edward McGowan	EVP and Chief Financial Officer	March 2019	2000

We refer to these individuals, along with James Benson, our former Chief Financial Officer, as our Named Executive Officers or our NEOs. On February 7, 2019, Mr. Benson notified us of his retirement as Executive Vice President and Chief Financial Officer, effective as of March 1, 2019. In February 2019, we entered into a Transition Agreement with Mr. Benson setting forth terms of his transition from Chief Financial Officer to Senior Advisor to the Chief Executive Officer. Therefore, Mr. Benson, is generally excluded from the discussion of NEO compensation below in this CD&A. The terms of Mr. Benson’s transition from his role as our Chief Financial Officer are summarized in the “Post-Employment Compensation and Other Employment Agreements—Mr. Benson’s Transition Agreement” discussion below.

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, how those principles have aligned with our executive pay outcomes and how we establish our compensation levels and performance targets. We also discuss key compensation policies and practices.

/37/

Our Compensation Principles

We use the following guiding principles to design our compensation programs:

Aligning Executive Compensation with our Performance

Akamai seeks to align executive compensation with performance by:

🌑	Tying annual bonuses to performance against specific financial measures that require achievement of rigorous financial targets for payment

🌑	Utilizing performance-based vesting restricted stock units, or PRSUs, that require achievement of rigorous financial targets in order to vest

🌑	Granting restricted stock units that require us to meet relative total shareholder return, or TSR, targets in order to vest

/38/

We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by an executive officer should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage of “at risk” compensation for our CEO and other currently-serving NEOs at target. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

Overview of Compensation Components

We structure the compensation opportunities for our NEOs using three principal components: base salary, annual bonuses and long-term equity incentives. Within our long-term equity incentive program, we grant three types of awards: time-vesting RSUs, PRSUs and TSR-Based RSUs. In making decisions about how to balance different compensation components, we strive to advance our overarching compensation principles outlined above. In addition, we consider the practices of our peer group, our over-arching business model, and individual factors, such as internal pay equity and the ability of a given executive to contribute to our results.

/39/

In the graphic below, we provide an overview of each material component of our 2019 executive compensation program and describe how each component is tied to our compensation objectives.

Setting Compensation Levels for our NEOs

Each year we establish the base salary, target bonus and equity levels for each NEO based on a review and assessment of the following factors:

🌑	Each individual’s overall performance

🌑	Company performance

🌑	Success in executing against corporate and functional goals

🌑	Importance and scope of role

🌑	Future potential contributions

🌑	Prior background, training and experience

🌑	Internal pay equity considerations

🌑	Retention concerns

🌑	Practices of companies in our compensation benchmarking and design peer groups

Our philosophy is generally to target each NEO’s total direct compensation (i.e., the sum of base salary, target annual incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group; however, the Compensation

/40/

Committee may ultimately set an NEO’s total direct compensation at a level above or below the 50th percentile based on non-market data factors such as those described above.

The Compensation Committee does not assign relative weights or rankings to such factors. Rather, the Compensation Committee relies upon the CEO’s recommendations (for NEOs other than the CEO) and the directors’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

If our results do not meet our expectations, our NEOs will receive compensation that is below target opportunity levels and may be below market in comparison. Similarly, when superior results are achieved, our NEOs may receive compensation that is above their respective target opportunity level.

Setting Financial Performance Targets

Revenue and profitability performance targets are used both in our annual bonus plan and our equity incentive plan. We engage in a rigorous and deliberate process in setting those targets, which are set early in the year and are directly linked to our annual operating plan and multi-year strategic plan. The performance targets for 2019 were also consistent with the financial guidance we gave to investors on our public earnings call in February 2019. As a result, we believe that the performance targets reflect our goals and expectations for the business, are common performance indicators in our industry and are meaningful to our stockholders. The performance goals are rigorous but achievable without encouraging inappropriate risk taking.

Key factors underlying revenue goals include:

🌑	Trends in sales of our solutions in prior quarters

🌑	Our understanding of how markets for our offerings may be evolving

🌑	Information we learn about customer plans

🌑	Expectations associated with new product introductions

🌑	Assessments about how macro-economic conditions could change

🌑	Changes we have witnessed in the competitive landscape

Profitability goals are set based primarily on:

🌑	Our revenue expectations

🌑	Plans for capital expenditures and hiring

🌑	Expected growth in operating expenses as well as efforts to curtail spending growth

/41/

Our performance targets are also adjusted during the year to give effect to acquisitions that occur and to eliminate the impact of foreign currency exchange rate fluctuations.

We also carefully set our minimum and maximum target opportunities. Because we primarily derive income from sales of services to customers executing contracts with terms of one year or longer, we have a relatively consistent base level of revenue growth from year to year. The Compensation Committee takes this into account in setting annual performance targets and associated payout levels. A 5%-10% or greater improvement over target revenue or operating income targets represents excellent performance and is reflected in cash bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. For example, bonuses are not payable under our annual incentive plan unless revenue achievement is at least 90% of target.

The Compensation Committee has considered using different metrics for the annual incentive and equity incentive programs but has concluded that using both revenue and profitability targets is appropriate because they are fundamental metrics used by investors to assess our performance. In particular, these performance targets represent key metrics by which we are evaluated by investors. We believe they also provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for our stockholders without excessive risk-taking. For example, we have continued to focus on revenue growth without sacrificing profit margins.

Once the Compensation Committee has approved performance targets, we set a range of payouts that can be earned by the NEOs based on achieved results against those targets. For annual bonus, PRSUs and TSR-Based RSU awards, the payout ranges from 0%-200% based on performance against targets.

The Compensation Committee approves the performance targets and applicable ranges only after the full Board of Directors has met to review, discuss and approve the short- and long-term financial plans for the company.

CEO Compensation

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In establishing his salary as CEO, the Compensation Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer group practices and the desire to include performance-based compensation as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. In 2013, when Dr. Leighton became CEO, his salary was established at $1. In 2018, in order to align Dr. Leighton with his leadership team, the Compensation Committee established an annual target bonus opportunity for him of $1 million, with the remainder of his annual compensation to be market competitive and consisting of equity-based components. The Compensation Committee increased his target bonus in 2019 to $1.25 million based on his job performance and the company’s performance and to better align Dr. Leighton’s compensation mix to be more consistent with market practices. The Compensation

/42/

Committee and Dr. Leighton agreed that his earned 2019 annual bonus would be paid to him in shares of our common stock in lieu of cash to reinforce and further the alignment of his compensation with stockholder interests. Ultimately, nearly 100% of Dr. Leighton’s compensation is at risk.

Compensation Policies and Practices Highlights

Every year, the Compensation Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics we use and how our programs compare with those used by our peer group companies. We also evaluate whether our compensation continues to align with performance and if our programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What we do and don’t do
We align executive compensation with the interests of our stockholders by designing our executive compensation to avoid excessive risk and foster sustainable growth	✓	Focus on Performance-Based Pay
	✓	Include a Relative Market-Based Performance Metric (TSR) in Executive Compensation
	✓	Mitigate Undue Risk in Compensation Programs
	✓	Double-Trigger Change in Control Provisions for All Equity Awards
	✓	Utilize Objective Performance Metrics
	✓	Review Tally Sheets when Making Executive Compensation Decisions
	✓	Provide Modest Perquisites
	✓	Enforce Stock Ownership Guidelines for Officers and Directors
	✓	Bonus and Performance-Based Equity Awards Have Maximum Payout Caps

We adhere to executive compensation best practices	✓	Prohibit Hedging Transactions and Short Sales
	✓	Prohibit Pledging of Company Stock
	✓	Maintain a Clawback Policy
	✓	Mitigate Potential Dilutive Effect of Equity Awards Through Robust Share Repurchase Program
	✓	Utilize an Independent Compensation Consulting Firm that Provides No Other Services to Akamai
	✓	Provide Reasonable Post-Employment/Change in Control Provisions
	✓	No Employment Contracts (unless required by law)
	✓	No Repricing Underwater Stock Options
	✓	No Excise Tax Gross-Ups Upon Change in Control

/43/

2019 Executive Compensation Program and Results

In this section, we describe our 2019 NEO compensation program including the impact of our 2019 financial performance on overall achievement. The Compensation Committee set 2019 total direct compensation for Messrs. Leighton, Blumofe, Karon, McConnell and McGowan at approximately the 50th percentile of the benchmarking peer group (as described more fully below).

Base Salary

Base salary is used to provide NEOs with a fixed amount of annual cash compensation. The Compensation Committee views base salary as a way to attract and retain talent by providing a reliable source of income while also motivating strong business performance without encouraging excessive risk taking. Base salaries represent a relatively small percentage of our overall compensation in order to ensure that our programs provide significant alignment with our stockholders’ interests.

Year-End 2019 Base Salaries for NEOs
Name	2019 Base Salary	Percentage Increase from 2018
Dr. Leighton	$1	0%
Mr. McGowan	$450,000	(1)
Dr. Blumofe	$505,000	3.1%
Mr. Karon	$475,000	5.6%
Mr. McConnell	$580,000	2.7%

(1)	Not included as Mr. McGowan was not in a comparable role in 2018.

Annual Bonuses

Annual bonuses are performance-based awards that are intended to drive the achievement of key business results while rewarding NEOs based upon their contributions to Akamai’s success. Each year, the Compensation Committee sets a target annual bonus award opportunity for each NEO, or Target Annual Bonus Opportunity, expressed as a percentage of base salary, based upon each NEO’s role and responsibilities, internal equity considerations and peer group data. The Compensation Committee believes that the Target Annual Bonus Opportunity should make up a more significant portion of an NEO’s total target compensation as the individual’s level of responsibility increases.

Each NEO has the opportunity to earn between 0% and 200% of their Target Annual Bonus Opportunity based on performance against objective financial targets. The Compensation Committee believes that these goals and objectives encourage a balanced focus on revenue growth and profitability.

/44/

As noted above, in 2019, we increased Dr. Leighton’s target bonus amount from $1.0 million to $1.25 million after taking into account his job performance, the company’s performance and market compensation trends.

The table below reflects the structure of the annual incentive program as well as 2019 performance against target. The overall payout percentage against the Target Annual Bonus Opportunity was 150.4% due to positive revenue growth and significant overachievement in profitability.

2019 Annual Bonus Plan Targets and Results
Metric	% Weighting	Why We Use This Metric	2019 Threshold	2019 Target (100% payout)	2019 Maximum (200% payout)	2019 Actual	Achievement % Against Target	Payout % Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$2,554.6 million	$2,838.4 million	$3,122.2 million	$2,910.7 million	102.6%	125.5%
Non-GAAP Operating Income*	50%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a component of the bonus targets to align our NEOs’ interests with those of our investors.	$714.2 million	$793.5 million	$872.9 million	$853.3 million	107.5%	175.4%
Overall Payout as a % Against Target								150.4%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The table below shows each NEO’s bonus payout for 2019:

Name	2019 Target Bonus Percentage	2019 Target Payout	2019 Actual Payout
Dr. Leighton	Not applicable *	$1,250,000	$1,880,531
Mr. McGowan	85%	$357,123	$536,945
Dr. Blumofe	80%	$398,179	$598,761
Mr. Karon	80%	$370,166	$556,637
Mr. McConnell	100%	$572,662	$861,283

*

In accordance with the terms of his annual incentive plan, Dr. Leighton’s 2019 annual bonus is not based on a percentage of his base salary of $1 and was settled in shares of our common stock in lieu of cash.

/45/

Long-Term Equity Incentives

We believe that long-term equity-based compensation grants motivate and reward strong corporate performance, provide incentives for our NEOs that align with stockholder interests and enhance stockholder value. In addition, these awards assist in attracting and retaining our NEOs. In 2019, we issued three types of RSUs to our NEOs: Time-Vesting RSUs that vest based on continued employment; PRSUs that vest based upon our performance against absolute financial metrics; and relative TSR-Based RSUs that vest based on how our stock performs relative to the S&P 500 Information Technology Index (or successor index), which we refer to as the Index Group, over a three-year period. The chart below explains why we granted each award type to our NEOs in 2019.

Type of RSU	Why We use This Type of RSU	Vesting Schedule	Weighting
Time-Vesting RSUs	Help retain our NEOs and incent them to enhance stockholder value.	1/3 annually over 3 years	40%
PRSUs	Align our NEOs’ compensation with core financial metrics that we believe are meaningful indicators of our corporate performance.	3-year cliff	40%
Relative TSR-Based RSUs	Align our NEOs’ compensation with how our stock price has performed relative to the Index Group, enhancing the alignment of management and investor interests.	3-year cliff	20%

The Compensation Committee sets each NEO’s target equity award value based on market data, future expected contributions and performance, job responsibilities and duties. The 2019 grant-date target long-term equity incentive values for our NEOs were:

Name	Target Value for PRSUs	Target Value for Time-Vesting RSUs	Target Value for TSR- Based RSUs	Total
Dr. Leighton	$3,400,000	$3,400,000	$1,700,000	$8,500,000
Mr. McGowan	$880,000	$880,000	$440,000	$2,200,000
Dr. Blumofe	$1,080,000	$1,080,000	$540,000	$2,700,000
Mr. Karon	$1,120,000	$1,120,000	$560,000	$2,800,000
Mr. McConnell	$1,600,000	$1,600,000	$800,000	$4,000,000

/46/

PRSUs. Each NEO has the opportunity to earn between 0% and 200% of his target PRSUs based on achievement against annual revenue and non-GAAP earnings per share performance targets for each of 2019, 2020 and 2021. One-third of an NEO’s 2019 PRSUs may be earned over each one-year period. At the beginning of each year, the Compensation Committee sets the performance targets for the year. After the conclusion of the year, the Compensation Committee certifies achieved performance for that year. Vesting of PRSUs does not, however, occur until the date of the Compensation Committee’s certification of results for 2021.

In structuring our PRSUs, the Compensation Committee considered the difficulties in establishing long-term performance goals in our industry, where traffic and other trends are outside of our control and highly unpredictable. The Compensation Committee also carefully considered the implications of using one-year performance periods, as opposed to a single three-year period, and determined that the current approach was appropriate and supported by our peer group practice.

We use revenue as a target metric for our PRSUs, as well as our annual bonus plan, because it is a fundamental metric used by investors to assess our performance. Revenue growth is also key to both our short- and long-term strategic plans.

Because the PRSUs are dependent upon annual financial goals, the values reported in the Summary Compensation Table below are different than the target values set forth in the tables above. Financial Accounting Standards Board ASC Topic 718 requires that the value of the PRSUs reported in the Summary Compensation Table include only that portion of the value of the PRSUs for which annual financial performance metrics were established during fiscal 2019 based on probable achievement of such metrics. As a result, for the 2019 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal 2020 or fiscal 2021. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2020 and fiscal 2021, respectively, when the financial metrics are established.

/47/

The chart below shows the applicable 2019 performance metrics and our achievement against them:

2019 PRSU Targets and Results

Metric	% Weighting	Why We Use This Metric	2019 Threshold	2019 Target (100% payout)	2019 Maximum (200% payout)	2019 Actual	Achievement % Against Target	% of PRSUs Earned Against Target
Revenue (adjusted for foreign currency)*	50%	Revenue is a fundamental measure of our performance against our long-term growth strategy.	$2,554.6 million	$2,838.4 million	$3,122.2 million	$2,910.7 million	102.6%	125.5%
Non-GAAP Earnings per Share*	50%	Non-GAAP earnings per share is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a performance target to align our NEOs’ interests with those of our investors.	$3.68/per share	$4.09/per share	$4.49/per share	$4.54/per share	111.2%	200%
Overall Payout as a % Against Target								162.8%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

Relative TSR-Based RSUs. Each NEO has the opportunity to earn between 0% and 200% of his target TSR-Based RSU award based on the three-year performance of our stock price relative to that of companies in the Index Group. The number of TSR-Based RSUs earned and vested is based upon the percentile ranking of our TSR within the Index Group at the conclusion of the three-year performance period ending on December 31, 2021. TSR is calculated on a per share basis as the quotient of (i) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (ii) the Beginning Price, where Ending Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2022; Dividends per Share Paid means cumulative dividends per share of common stock paid between January 1, 2019 through December 31, 2021; and Beginning Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2019. TSR-Based RSUs, to the extent earned, will vest following the Compensation Committee’s certification of our financial results for 2021.

/48/

Our three-year TSR for the period 2017-2019 was 45.5% and ranked at the 32nd percentile of the Index Group. As a result, and as shown in the chart below, for TSR-Based RSUs granted in 2017, the payout was 46.6%.

Metric	Why We Use This Metric	Target	2017-19 TSR	2017-19 Percentile Ranking	% of Target RSUs Earned
2017-2019 TSR Performance	Alignment of share performance with executive compensation.	50th percentile as compared to return for the Index Group	45.5%	32d Percentile	46.6%

*     *     *

How We Select and Use Peer Groups

The Compensation Committee works closely with Meridian Compensation Partners, LLC, or Meridian, our independent compensation consultant, to establish the peer groups we use in reviewing and setting executive compensation. Meridian provides research data, and the Compensation Committee also considers input from Akamai executives and other members of the Board on the competitive landscape in our industry and adjacent ones. We adhere to the following key principles to establish our peer groups:

🌑	Consistency. Peer group composition should remain relatively stable year over year.

🌑	Competitors. Peer group companies should reflect Akamai’s competitors for executive talent, business and capital.

🌑	Similarity in Size. Peer group companies that are used for benchmarking compensation levels should be similar to Akamai in size; we generally consider revenue and market capitalization.

🌑	Statistical Validity. Peer group should include enough data points to develop statistically valid data. We expect to include approximately 20 companies in our peer group.

There are also a number of companies with which we compete for executive talent that are significantly larger than Akamai and inappropriate for benchmarking NEO compensation levels but are still informative from a design perspective. To address this, the Compensation Committee approved and adopted a second peer group of these larger companies for compensation design considerations.

Benchmarking Peer Group

The benchmarking peer group is comprised of companies that are similar in size to Akamai and operate in related industries. The Compensation Committee reviewed compensation data for executive officers with comparable positions at these companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to

/49/

inform the design of our programs. Our benchmarking peer group consisted of the following companies:

Adobe Systems	Arista Networks	Autodesk
Ciena	Citrix Systems	Equinix
F5 Networks	Fortinet	IAC/Interactive Group
Juniper Networks	Nuance Communications	PTC
Red Hat	Sabre Corporation	Twitter
VeriSign	VMWare	Zayo Group

The Compensation Committee established the benchmarking peer group in mid-2018 for use in setting 2019 compensation. Akamai’s revenue for 2019 was $2.9 billion, and our market capitalization at the end of that year was $14.0 billion. The median 2019 revenue for our benchmarking peer group was approximately $3.3 billion, and the median market capitalization for the group at the end of that year was $18.3 billion.

Design Reference Peer Group

In addition to the benchmarking peer group, the Compensation Committee approved a design reference peer group to provide further information on competitive market design practices. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent even though they are considerably larger than us and are therefore not included in the benchmarking peer group at this time. The Compensation Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The Compensation Committee believes that this information helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

Our 2019 design reference peer group consisted of the following companies:

Alphabet	Amazon.com	Apple	Cisco Systems
eBay	Facebook	Microsoft	Netflix
Oracle	Palo Alto Networks	Salesforce.com

/50/

Our Executive Compensation Process

The Compensation Committee constructs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive process of analysis of competitive trends, assessment of prior compensation programs, consideration of the peer group practices, performance evaluations and investor input. The following is an overview of the planning and assessment process for our 2019 executive compensation:

Role of the Compensation Committee

The Compensation Committee sets the compensation for each of our NEOs and other senior executive officers. It establishes the financial metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets in later years. For NEOs other than our CEO, the Compensation Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance and establishes compensation levels and opportunities. The full Board makes the determination of our CEO’s performance when setting his compensation levels and opportunities.

The Compensation Committee makes judgments about the role of each executive officer in the pursuit and achievement of our corporate and strategic objectives. Typically, these

/51/

judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executive officers while aligning their incentives with continued high levels of performance.

The Compensation Committee approves and grants all equity incentive awards to our NEOs. In general, annual executive compensation determinations are made at the scheduled Compensation Committee meeting in January or February of each year. For 2019, we made such grants at the same time as annual equity grants were made to our non-executive employees in early March. Equity incentive awards to newly-hired executive officers are generally approved at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may approve equity awards to our executive officers at other times during the year. The Compensation Committee sets a dollar value for each executive RSU award that is granted as part of our compensation program; the number of RSUs granted is determined based on the closing sale price of our stock on the grant date.

The Compensation Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of annual bonuses.

Role of our Chief Executive Officer

Annually, the Chief Executive Officer evaluates the performance of the other NEOs and sets expectations for their roles in the upcoming year. He makes a recommendation to the Compensation Committee as to salary, bonus and equity incentive compensation for the coming year for these NEOs. With respect to his own compensation, the CEO conducts a self-assessment of prior year performance. The Board (without the participation of the CEO) then discusses and evaluates the Chief Executive Officer’s performance. The Compensation Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our Compensation Committee considered advice provided by Meridian in establishing our 2019 executive compensation program. Meridian is retained by and reports directly to the Chair of the Compensation Committee. Meridian provides the following services to the Compensation Committee: (i) recommending a peer group of companies, (ii) assisting the Compensation Committee in understanding compensation levels of executive officers in the benchmarking peer group, (iii) assisting the Compensation Committee in understanding compensation design practices of companies in the design reference group, (iv) reviewing the value of equity compensation previously granted to executive officers, and (v) developing a long-term executive compensation strategy and related services. Meridian

/52/

has not provided us with any services beyond providing advice on the amount or form of executive and director compensation. The Compensation Committee determined that Meridian was independent of management.

How We Considered the 2019 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The Compensation Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2019 Annual Meeting of Stockholders, we held an advisory vote on our 2018 executive compensation program, and 97% of the votes cast were in support of the program.

Taking into account feedback we have received from investors, we made the following changes to our executive compensation programs in recent years:

🌑     Introduced a one-year minimum vesting requirement

🌑     Introduced a TSR metric

🌑     Increased the emphasis on PRSUs and TSR-Based RSUs to 60% of the target value of executive equity awards

🌑     Eliminated the subjective component of our annual incentive plan

🌑     Adopted a compensation recovery, or clawback, policy

🌑     Moved away from the issuance of stock options to our executive officers and directors

🌑     Amended our Change in Control Agreements for NEOs to eliminate single-trigger vesting for RSUs unless such awards are not assumed by the acquiring entity

How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the Compensation Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. The analysis includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account

/53/

changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that may encourage excessive risk taking:

🌑	Our pay mix has a significant weighting towards long-term incentive compensation in order to discourage short-term risk-taking

🌑	Our performance goals are appropriately set to avoid significant changes in payout for minimal changes in performance

🌑	Our annual incentive awards, TSR-Based RSUs and PRSU payouts for NEOs are capped

🌑	Our stock ownership requirements align the interests of management with those of our stockholders

🌑	Our executives are provided a mix of fixed and variable compensation

🌑	Our incentive plans are balanced with different types of performance metrics

In reviewing our compensation policies and practices for all employees, the Compensation Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policy

In 2014, the Compensation Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management. The policy provides that the Compensation Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement under U.S. securities laws, the Compensation Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other NEOs must hold shares of our common stock with a value at least equal to two times their annual base salary. An individual’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust

/54/

for the senior executive and his or her immediate family and any shares of Akamai common stock in employee plans, but not the executive officer’s unvested or unexercised equity.

If an executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until such time as he or she has exceeded the required minimum ownership level. As of March 1, 2020, all of our then-serving NEOs had satisfied the minimum ownership requirement.

Anti-Hedging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of our Board of Directors. The policy prohibits those individuals and certain related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board may not pledge Akamai securities as collateral for a loan.

Severance Arrangements

We believe that having in place reasonable and competitive executive severance plans is essential to attracting and retaining highly-qualified executive officers. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executive officers under certain circumstances to facilitate an executive officer’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive officer to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between voluntary terminations or terminations for cause, and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with Akamai.

/55/

We have change in control agreements in place with each of our NEOs (except in the case of Dr. Leighton, who is party to an employment offer letter agreement). We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose of these arrangements is to keep executive officers focused on pursuing corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive officer and our investors.

Our Executive Severance Pay Plan, Change in Control Agreements and equity award programs have the following features:

🌑

No single-trigger vesting of equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, such awards convert to time-based vesting awards based on an assumed target-level of performance.

🌑	No excise tax gross ups from existing agreements

🌑

No perpetual terms of executive Change in Control Agreements, thus providing flexibility to the Compensation Committee to revisit the benefits and other terms of these arrangements in response to future events

See “Post-Employment Compensation and Other Employment Agreements” below for a more detailed discussion of our severance and change-in-control agreements referenced above, including the specific benefits payable to our NEOs, if any, upon termination of employment.

Compliance with Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of the company’s chief executive officer, chief financial officer and three most highly compensated officers (other than the chief executive officer and chief financial officer). Historically, compensation paid to the company’s chief financial officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017, which we refer to as the Tax Act, expanded the deduction limitation to apply to compensation in excess of $1 million paid in any taxable year to the company’s chief financial officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executive officers described above (other than certain grandfathered compensation) will not be deductible by us.

/56/

Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2019 performance-based compensation programs:

“Revenue (adjusted for foreign currency)” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Operating Income” means our annual GAAP operating income excluding amortization of intangible assets, stock-based compensation, restructuring charges and benefits, acquisition-related costs and similar items excluded by us in determining non-GAAP income from operations in issuing our public earnings announcements; adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Earnings per Share” means our non-GAAP net income for the applicable fiscal year (adjusted for constant currency) divided by our diluted weighted average shares outstanding. Non-GAAP net income per share is GAAP net income adjusted for the following tax-affected items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; other operating expenses (comprised of acquisition-related costs, restructuring charges, benefit from adoption of software development activities, gains and other activity related to divestiture of a business, gains and losses on legal settlements and costs incurred with respect to Akamai’s internal investigation relating to sales practices in a country outside the U.S.; loss on early extinguishment of debt; amortization of debt discount and issuance costs; amortization of capitalized interest expense; certain gains and losses on investments; and other non-recurring or unusual items that may arise from time to time).

“Non-GAAP Operating Margin” means non-GAAP income from operations stated as a percentage of revenue. Non-GAAP income from operations means GAAP income from operations adjusted for the following items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; amortization of capitalized interest expense; acquisition-related costs; restructuring charges; gains and losses on legal settlements; transformation costs; and other non-recurring or unusual items that may arise from time to time. We have discussed forward-looking projections with respect to Non-GAAP Operating Margin targets. This information is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for Akamai’s performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets, acquisition-related costs and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, Akamai excludes certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to

/57/

estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

*    *    *

Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the Compensation Committee have recommended to the Board of Directors the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2020 Annual Meeting of Stockholders.

The Compensation Committee

Bernardus Verwaayen - Chair

Monte Ford

Tom Killalea

Jonathan Miller

William Wagner

/58/

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our NEOs during the years ended December 31, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(j)
Tom Leighton	2019	1	—	10,937,600(4)	—	10,937,601
Chief Executive Officer	2018	1	—	11,347,675(4)	—	11,347,676
	2017	1	—	8,193,138	1,009,782(5)	9,202,921
Edward McGowan Chief Financial Officer (6)	2019	441,538	—	1,952,036	536,945	2,930,519
Robert Blumofe EVP – Platform and GM Enterprise Division	2019	497,500	—	3,053,222	598,761	4,149,483
	2018	482,500	—	3,038,659	599,143	4,120,302
	2017	463,750	—	2,528,362	374,629	3,366,741
Adam Karon EVP – GM Media and Carrier Division (7)	2019	462,500	—	2,737,576	556,637	3,756,713
	2018	425,000	—	2,334,431	527,743	3,287,174
Rick McConnell President – GM Web Division	2019	572,500	—	4,211,482	861,283	5,645,265
	2018	557,500	—	4,400,574	865,343	5,823,417
	2017	545,000	—	3,568,254	550,331	4,663,585
James Benson Former Chief Financial Officer (8)	2019	247,154	—	—	190,000	437,154
	2018	490,000	—	3,038,659	646,485	4,175,144
	2017	472,500	—	2,528,362	405,554	3,406,416

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. As a result, the Summary Compensation Table does not reflect the value as determined by the Compensation Committee. For example, the amounts for fiscal 2019 represent the grant date fair value for the PRSUs at target for the fiscal 2019 tranche of the PRSUs issued in each of 2017, 2018 and 2019. It excludes shares that may be earned in respect of the 2019 PRSUs based on performance against 2020 and 2021 targets. The table below shows the value of the stock awards (assuming target-level vesting) granted to the NEOs in the years presented as approved by the Compensation Committee (including all tranches of PRSUs that may be earned at target by the NEOs).

Name	Intended Value of 2019 Stock Awards ($)	Intended Value of 2018 Stock Awards ($)	Intended Value of 2017 Stock Awards ($)
Tom Leighton	8,500,000	8,500,000	8,500,000
Edward McGowan	2,200,000	—	—
Robert Blumofe	2,700,000	2,700,000	2,300,000
Adam Karon	2,800,000	2,300,000	—
Rick McConnell	4,000,000	3,900,000	3,750,000
James Benson	—	2,700,000	2,300,000

/59/

(2)	Includes both time-vested RSUs, PRSUs (at target) and TSR-Based RSUs (at target). See also footnote (4) for Dr. Leighton.
(3)

For PRSUs, because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The value of the 2017 PRSUs assuming vesting of the target and maximum number of PRSUs, respectively, in each case across 2017, 2018 and 2019 performance periods, is as follows: Dr. Leighton—$2,717,635 and $5,435,269, respectively; Mr. Benson—$788,684 and $1,577,367, respectively; Dr. Blumofe—$788,684 and $1,577,367, respectively; and Mr. McConnell—$1,152,311 and $2,304,622, respectively. The value of TSR-Based RSUs issued in 2017 assuming vesting at maximum would be as follows: Dr. Leighton—$4,169,255; Mr. Benson—$1,324,346; Dr. Blumofe—$1,324,346; and Mr. McConnell—$1,839,395. The value of the 2018 PRSUs assuming vesting at target and maximum, respectively, in each case across 2018, 2019 and 2020 performance periods, is as follows: Dr. Leighton—$3,399,956 and $6,799,912, respectively; Mr. Benson—$1,079,952 and $2,159,904, respectively; Dr. Blumofe—$1,079,952 and $2,159,904, respectively; Mr. Karon—$919,978 and $1,839,956, respectively; and Mr. McConnell—$1,559,938 and $3,119,876, respectively. The value of TSR-Based RSUs issued in 2018 assuming vesting at maximum would be as follows: Dr. Leighton—$5,056,304; Mr. Benson—$1,606,070; Dr. Blumofe—$1,606,070; Mr. Karon—$1,368,161; and Mr. McConnell—$2,319,796. The value of the 2019 PRSUs assuming vesting at target and maximum, respectively, in each case across 2019, 2020 and 2021 performance periods, is as follows: Dr. Leighton—$3,602,992 and $7,205,983, respectively; Dr. Blumofe—$1,320,727 and $2,641,454, respectively; Mr. Karon—$940,990 and $1,881,979, respectively; Mr. McConnell—$1,644,897 and $3,289,795, respectively; and Mr. McGowan—$540,499 and $1,080,900, respectively. The value of TSR-Based RSUs issued in 2019 assuming vesting at maximum would be as follows: Dr. Leighton—$4,108,253; Dr. Blumofe—$1,304,993; Mr. Karon—$1,353,269; Mr. McConnell—$1,933,265; and Mr. McGowan—$1,063,270.

(4)

Includes amounts that were earned in 2019 or 2018, respectively, under the terms of Dr. Leighton’s annual bonus plan, and were paid in shares of our common stock in lieu of cash in 2020 or 2019, respectively.

(5)	In 2018, the Compensation Committee and Dr. Leighton agreed that his earned 2017 annual bonus would be in shares of common stock in lieu of cash.
(6)	Mr. McGowan became our Chief Financial Officer on March 1, 2019.
(7)

Mr. Karon was determined to be an NEO beginning in 2018 but was not determined to be an NEO in 2017; therefore, the Summary Compensation Table includes only 2018 and 2019 compensation information for Mr. Karon.

(8)	Mr. Benson ceased to be our Chief Financial Officer on February 28, 2019.

/60/

2019 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs (other than Mr. Benson, who did not receive any such grants due to his retirement effective March 1, 2019) during the year ended December 31, 2019. All equity awards were issued under the Akamai Technologies, Inc. 2013 Stock Incentive Plan, as amended, which we refer to as the 2013 Stock Incentive Plan.

Name/Award	Grant Date	Date of Approval of Grant if Different from Grant Date (1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Options Awards (2)
			Threshold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Dr. Leighton
PRSUs (3)	3/1/19	2/21/19	—	—	—	—	51,838	103,656	—	3,602,992
Time-Vesting RSUs (4)	3/1/19	2/21/19	—	—	—	—	—	—	47,826	3,399,950
TSR-Based RSUs (5)	3/1/19	2/21/19	—	—	—	5,978	23,913	47,826	—	2,054,127
Annual Incentive Plan	3/3/20	2/21/19	—	—	—	—	$1,250,000(6)	$2,500,000(6)	—	1,880,531
Mr. McGowan
PRSUs (3)	3/1/19	2/21/19	—	—	—	—	7,717	15,434	—	540,449
Time-Vesting RSUs (4)	3/1/19	2/21/19	—	—	—	—	—	—	12,378	879,952
TSR-Based RSUs (5)	3/1/19	2/21/19	—	—	—	1,547	6,189	12,378	—	531,635
Annual Incentive Plan (7)	2/21/19	—	—	349,807	699,615	—	—	—	—	—
Dr. Blumofe
PRSUs (3)	3/1/19	2/21/19	—	—	—	—	19,024	38,048	—	1,320,727
Time-Vesting RSUs (4)	3/1/19	2/21/19	—	—	—	—	—	—	15,192	1,079,999
TSR-Based RSUs (5)	3/1/19	2/21/19	—	—	—	1,899	7,596	15,192	—	652,496
Annual Incentive Plan (7)	2/21/19	—	—	398,000	796,000	—	—	—	—	—
Mr. Karon
PRSUs (3)	3/1/19	2/21/19	—	—	—	—	13,500	27,000	—	940,990
Time-Vesting RSUs (4)	3/1/19	2/21/19	—	—	—	—	—	—	15,754	1,119,952
TSR-Based RSUs (5)	3/1/19	2/21/19	—	—	—	1,969	7,877	15,754	—	676,634
Annual Incentive Plan (7)	2/21/19	—	—	393,125	786,250	—	—	—	—	—
Mr. McConnell
PRSUs (3)	3/1/19	2/21/19	—	—	—	—	23,654	47,308	—	1,644,897
Time-Vesting RSUs (4)	3/1/19	2/21/19	—	—	—	—	—	—	22,506	1,599,952
TSR-Based RSUs (5)	3/1/19	2/21/19	—	—	—	2,813	11,253	22,506	—	966,633
Annual Incentive Plan (7)	2/21/19	—	—	572,500	1,145,000	—	—	—	—	—

(1)	Equity awards were approved by the Compensation Committee on February 21, 2019, but the grants were not effective or priced until March 1, 2019.
(2)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during 2019 and assumes target level of achievement for both types of performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(3)

Consists of PRSUs eligible for vesting in 2022. Grant date fair value is calculated based on number of shares issuable at target achievement level. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC

/61/

Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2019 represent the grant date fair value for PRSUs at target granted in 2017, 2018 and 2019 for the fiscal 2019 tranche of each of such awards. It excludes shares that may be earned based on performance against 2020 and 2021 targets.
(4)	Time-vesting RSUs vest in three equal annual installments over a three-year period from the date of grant.
(5)	Consists of TSR-Based RSUs eligible for vesting in 2022. The grant date fair value is calculated based on a Monte Carlo valuation.
(6)

Consists of a performance-based annual incentive plan bonus award that was denominated in dollars at the time of approval but is payable in shares of our common stock calculated based on our closing sale price on the date of issuance of such shares. The actual number of shares issued was 20,829.

(7)	Consists of performance-based annual incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.

/62/

Outstanding Equity Awards at December 31, 2019

The following table sets forth information with respect to outstanding equity incentive awards held by our NEOs as of December 31, 2019:

		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Dr. Leighton
2017 Time-Vesting RSUs (2)	2/09/2017	17,750	1,533,245	—	—
2017 PRSUs (3)	2/09/2017	77,779	6,718,550	—	—
2017 TSR-Based RSUs (4)	2/09/2017	12,406	1,071,612	—	—
2018 Time-Vesting RSUs (2)	2/08/2018	36,273	3,133,262	—	—
2018 PRSUs (5)	2/08/2018	58,107	5,019,283	18,136	1,566,588
2018 TSR-Based RSUs (4)	2/08/2018	—	—	27,204	2,349,882
2019 Time-Vesting RSUs (2)	3/01/2019	47,826	4,131,210	—	—
2019 PRSUs (6)	3/01/2019	25,953	2,241,820	31,884	2,754,140
2019 TSR-Based RSUs (4)	3/01/2019	—	—	23,913	2,065,605
2019 Annual Incentive Plan Award (7)	3/03/2020	—	—	20,829	1,799,209
Mr. McGowan
2017 Time-Vesting RSUs (2)	2/09/2017	1,671	144,341	—	—
2017 PRSUs (3)	2/09/2017	7,318	632,129	—	—
2017 TSR-Based RSUs (4)	2/09/2017	1,167	100,834	—	—
2018 Time-Vesting RSUs (2)	2/08/2018	3,841	331,786	—	—
2018 PRSUs (5)	2/08/2018	6,150	531,237	1,920	165,850
2018 TSR-Based RSUs (4)	2/08/2018	—	—	2,880	248,774
2019 Time-Vesting RSUs (2)	3/01/2019	12,378	1,069,212	—	—
2019 PRSUs (6)	3/01/2019	6,717	580,214	8,252	712,808
2019 TSR-Based RSUs (4)	3/01/2019	—	—	6,189	534,606
Time-Vesting RSUs (8)	5/04/2017	1,268	109,530	—	—
Time-Vesting RSUs (8)	10/31/2018	3,710	320,470	—	—

/63/

		Stock Awards
Name/Award	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)
Dr. Blumofe
2017 Time-Vesting RSUs (2)	2/09/2017	5,639	487,097	—	—
2017 PRSUs (3)	2/09/2017	24,705	2,134,018	—	—
2017 TSR-Based RSUs (4)	2/09/2017	3,940	340,334	—	—
2018 Time-Vesting RSUs (2)	2/08/2018	11,522	995,270	—	—
2018 PRSUs (5)	2/08/2018	18,455	1,594,143	5,761	497,635
2018 TSR-Based RSUs (4)	2/08/2018	—	—	8,641	746,410
2019 Time-Vesting RSUs (2)	3/01/2019	15,192	1,312,285	—	—
2019 PRSUs (6)	3/01/2019	8,244	712,117	10,128	874,857
2019 TSR-Based RSUs (4)	3/01/2019	—	—	7,596	656,142
Mr. Karon
2017 Time-Vesting RSUs (2)	2/09/2017	3,342	288,682	—	—
2017 PRSUs (3)	2/09/2017	14,639	1,264,517	—	—
2017 TSR-Based RSUs (4)	2/09/2017	2,335	201,708	—	—
2018 Time-Vesting RSUs (2)	2/08/2018	9,815	847,820	—	—
2018 PRSUs (5)	2/08/2018	15,721	1,357,980	4,908	423,953
2018 TSR-Based RSUs (4)	2/08/2018	—	—	7,361	635,843
2019 Time-Vesting RSUs (2)	3/01/2019	15,754	1,360,831	—	—
2019 PRSUs (6)	3/01/2019	8,458	738,376	10,503	907,249
2019 TSR-Based RSUs (4)	3/01/2019	—	—	7,877	680,415
Mr. McConnell
2017 Time-Vesting RSUs (2)	2/09/2017	7,831	676,442	—	—
2017 PRSUs (3)	2/09/2017	34,312	2,963,871	—	—
2017 TSR-Based RSUs (4)	2/09/2017	5,473	472,726	—	—
2018 Time-Vesting RSUs (2)	2/08/2018	16,643	1,437,622	—	—
2018 PRSUs (5)	2/08/2018	26,659	2,302,804	8,321	718,768
2018 TSR-Based RSUs (4)	2/08/2018	—	—	12,481	1,159,859
2019 Time-Vesting RSUs (2)	3/01/2019	22,506	1,944,068	—	—
2019 PRSUs (6)	3/01/2019	12,213	1,054,959	15,004	1,296,046
2019 TSR-Based RSUs (4)	3/01/2019	—	—	11,253	972,034
Mr. Benson
2017 PRSUs (3)	2/09/2017	15,525	1,341,050	—	—
2018 PRSUs (5)	2/08/2018	9,077	748,071	—	—

(1)	Based on the $86.38 closing sale price of our common stock on December 31, 2019 as reported by the Nasdaq Global Select Market.
(2)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

/64/

(3)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2017, 2018 and 2019; such shares, if issued, vest on the date that financial results for 2019 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2017, 2018 and 2019 targets.

(4)	For TSR-Based RSUs granted in 2017, reflects the actual number of RSUs earned. For TSR-based RSUs granted in 2018 and 2019, assumes threshold level of performance against target.
(5)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2018, 2019 and 2020; such shares, if issued, vest on the date that financial results for 2020 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2018 and 2019 targets and target number of shares issuable in respect of performance against 2020 targets.

(6)

Consists of performance-based RSUs issuable based on achievement against two targets for each of 2019, 2020 and 2021; such shares, if issued, vest on the date that financial results for 2021 are certified by the Compensation Committee. Reflects actual number of shares earned based on performance against 2019 targets and target number of shares issuable in respect of performance against 2020 and 2021 targets.

(7)	Consists of shares earned by Dr. Leighton under his 2019 annual incentive plan that were issued on March 3, 2020.
(8)	Consists of time-vesting RSUs that vest over three years with 1/3 vesting on the first anniversary of the date of grant and the remainder vesting quarterly over the next two years.

2019 Option Exercises and Stock Vested

The following table sets forth the value realized upon vesting of RSU awards in 2019. There were no stock option exercises by our NEOs in 2019.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)
Dr. Leighton	145,345	9,978,853
Mr. McGowan	10,786	817,113
Dr. Blumofe	41,015	2,812,867
Mr. Karon	24,958	1,732,567
Mr. McConnell	61,223	4,200,767
Mr. Benson	41,015	2,812,867

(1)	Consists of RSUs vesting during 2019.
(2)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the NEO.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our currently-serving NEOs, other than Dr. Leighton, is eligible to participate in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

🌑	a lump sum payment equal to one year of the participant’s then-current base salary;

/65/

🌑

a lump sum payment equal to the annual bonus at target that would have been payable to the executive officer under Akamai’s then-current annual incentive plan, if any, in the year of the executive officer’s termination had both Akamai and the executive officer achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

🌑	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

Executive Equity and Change in Control Agreements. As of December 31, 2019, each of our NEOs had entered into Change in Control Agreements (except in the case of Dr. Leighton) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such NEOs following a change in control of Akamai.

Under the terms of the Change in Control Agreements, in the event of a termination without cause, or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such NEOs will receive full acceleration of stock options so that such stock options become 100% vested; full acceleration of time-vesting RSUs; a lump sum payment equal to one year of the NEO’s then-current base salary; a lump sum payment equal to the annual bonus at target that would have been payable to the NEO under our annual incentive plan in effect immediately before the change in control event; and reimbursement for up to 12 months of health and dental insurance coverage. Under the terms of grant agreements governing PRSUs and TSR-Based RSUs, such awards accelerate immediately prior to a change in control of Akamai if the awards are not assumed by the acquiring company. If the awards are assumed by the acquiring company and the NEO is subsequently terminated without “cause” of for “good reason,” each as defined in the grant agreements, within 12 months of the acquisition, vesting of such awards accelerates at the target level of performance. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our NEOs upon a change in control of Akamai. Under the terms of time-vesting RSUs, such RSUs vest in full upon the death or permanent disability of the NEO.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with him becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of assumed performance-based RSUs following a change in control for awards issued after that date. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive a bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the letter agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated without cause or terminates his employment for “good reason” (as defined in

/66/

the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

🌑	accelerated vesting of any options and any time-vesting RSUs held by him;

🌑	pro rata vesting at target of performance-based RSUs held by him;

🌑	a lump sum cash payment equal to one year of his then-current base salary; and

🌑	a lump sum cash payment equal to one year of his then-applicable annual bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to:

🌑	a lump sum cash payment equal to one year of his then-current base salary;

🌑	a lump sum cash payment equal to his then-applicable annual bonus at target; and

🌑

a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

Mr. Benson’s Transition Agreement. In February 2019, we entered into a Transition Agreement with Mr. Benson setting forth terms of his transition from Chief Financial Officer to Senior Advisor to the Chief Executive Officer. Pursuant to the Transition Agreement’s terms and a subsequent amendment thereto, Mr. Benson maintained his annualized salary of $500,000 through April 2019 and thereafter received a salary of $10,000 per month through February 2020. He also received a $190,000 cash bonus. In addition, the Transition Agreement provides for the continued vesting of performance-based RSUs issued to Mr. Benson in 2017 and 2018, consistent with existing vesting schedules and other provisions, to the extent earned based on our certified performance through December 31, 2018.

PRSUs Retirement Plan

The terms of our PRSUs and TSR-Based RSUs provide for vesting of such awards under certain circumstances upon the voluntary retirement of an executive officer. If a U.S.-based executive officer is at least 55 years old at the time of retirement, the sum of his or her age plus years of service with the Company is greater than or equal to 70 and at least half of a performance period (under the terms of the applicable equity award) has been completed,

/67/

then he or she is entitled to vest in a pro-rated number of shares based on our actual performance for the applicable period.

Death and Disability

Upon an NEO’s death or permanent disability, all time-based vesting RSUs outstanding on such date shall vest as of such date and all PRSUs outstanding on such date shall vest, on a pro-rated basis, at the actual achievement level for completed performance periods (under the terms of the applicable equity award) and target achievement level for uncompleted periods.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2019. Our closing stock price on December 31, 2019, the last trading day of the year, was $86.38. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Dr. Leighton	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,250,001	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	1,250,001	8,797,717	20,145,870
	Death or Disability	—	8,797,717	23,579,393
Mr. McGowan	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	810,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	810,000	1,975,388	2,999,369
	Death or Disability	—	1,975,388	3,753,255

/68/

Name	Triggering Event	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(1)
Dr. Blumofe	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	909,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	909,000	2,794,652	6,399,203
	Death or Disability	—	2,794,652	7,489,079
Mr. Karon	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	855,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	855,000	2,497,332	5,270,735
	Death or Disability	—	2,497,332	6,005,718
Mr. McConnell	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,160,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Termination following a Change in Control	1,160,000	4,058,996	9,193,973
	Death or Disability	—	4,058,996	10,733,126

(1)

Includes both PRSUs and TSR-Based RSUs and assumes the company acquiring Akamai assumed such PRSUs and TSR-Based RSUs. For PRSUs and TSR-Based RSUs, there is no acceleration of vesting upon a change in control unless the acquiring company does not assume such awards.

The amounts Mr. Benson received in connection with his termination of employment are set forth above under “—Post-Employment Compensation and Other Employment Agreements—Mr. Benson’s Transition Agreement.”

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

/69/

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The Commission’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

In 2019, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth below, we referenced the median identification analysis from fiscal year 2018.

We selected the median employee based on 7,275 full-time, part-time, and temporary workers who were employed as of a determination date of October 1, 2018, which number excludes 336 non-US employees (representing less than 4.2% of our global workforce of 7,611 persons and consisting of employees located in China (57), Hong Kong (46), Sweden (43), Spain (41), Italy (39), Czech Republic (24), Netherlands (23), Denmark (13), Taiwan (13), Brazil (11), United Arab Emirates (8), Mexico (5), Switzerland (5), Malaysia (4), Belgium (2), and Turkey (2) who were excluded pursuant to the de minimis exemption provided under Item 402(u)). We selected the median employee using a compensation measure that incorporates base salary, overtime, bonuses paid, and equity granted during the twelve-month period preceding the determination date. Conforming adjustments were made for full-time and part-time employees who were hired during the twelve-month period and did not receive pay for the full period, and international employees’ pay was converted to US dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation.

Our previously selected median employee was impacted by a material reduction in pay, and as permitted by Commission guidance, was substituted with another employee with substantially similar compensation (based on the compensation measure described above). The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $10,937,601, as reported in the Summary Compensation Table of this Proxy Statement. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $117,276. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2019 is 93 to 1.

/70/

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2019, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)

Equity Compensation Plans Approved by Security Holders (3)(4)	5,296,822	45.09	10,256,912
Equity Compensation Plans not Approved by Security Holders (5)	7,815	2.77	22,931
Total	5,304,627	26.53	10,279,843

(1)

RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)

Includes 1,500,000 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.

(3)

Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2006 Stock Incentive Plan, which refer to herein as the 2006 Stock Incentive Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan. The 1998 Stock Incentive Plan expired in 2008; the 2006 Stock Incentive Plan expired in 2016; the 2009 Stock Incentive Plan expired in 2019; and the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Stock Incentive Plan expired in 2011; therefore, no additional shares are available for issuance under such plans.

(4)

Excludes stock options to purchase up to 2,626 shares of our common stock. Such stock options, having a weighted average exercise price of $24.20 per share, were issued pursuant to stock plans assumed in

/71/

connection with our acquisitions of Blaze Software, Inc. and Prolexic Technologies, Inc. No future equity awards may be issued under these plans.
(5)	Consists of stock options issuable under the Cotendo Inc. Amended and Restated 2008 Stock Plan, which we refer to herein as the Cotendo Plan.

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

In connection with our acquisition of Cotendo, Inc., we assumed unvested stock options issued by Cotendo on an as-converted basis of which 7,815 shares were outstanding at December 31, 2019. Each assumed option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares received upon exercise of such assumed options and the exercise price thereof were adjusted in accordance with the transaction terms.

Upon assumption, the Cotendo Plan allowed for a total of 1,100,000 shares of our common stock subject to adjustment in the event of a stock split or similar event, to be issued to former employees of Cotendo who are now Akamai employees but who are not Akamai directors or officers within the meaning of Section 16 of the Exchange Act and related rules. The Cotendo Plan provides for the granting of stock options, restricted stock and RSUs. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2019 all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that the sale of 3,000 shares of our common stock by Mr. Salerno on May 23, 2019 was not reported until June 3, 2019; the vesting of 1,866 RSUs held by Mr. Killalea on April 13, 2019 was not reported until April 24, 2019; and the grants of annual compensation RSUs to Messrs. Ahola, Blumofe, Gemmell, Karon, Leighton, McConnell, McGowan on March 1, 2019 were reported one day late on March 6, 2019.

/72/

Part Three – Matters to be Voted Upon at the Annual Meeting

Item One

Election of Directors

At the Annual Meeting, stockholders will vote to elect the three nominees named in this Proxy Statement as Class II directors and the four nominees named in this Proxy Statement as Class III directors. Each of the nominees elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the N&G Committee, the Board of Directors has nominated Tom Killalea, Tom Leighton and Jonathan Miller to serve as Class II directors and Monte Ford, Madhu Ranganathan, Fred Salerno and Ben Verwaayen to serve as Class III directors. The persons named in the enclosed proxy will vote to elect Ms. Ranganathan and Messrs. Ford, Killalea, Leighton, Miller, Salerno and Verwaayen unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class II or III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of Tom Killalea, Tom Leighton and Jonathan Miller to serve as Class II directors and Monte Ford, Madhu Ranganathan, Fred Salerno and Ben Verwaayen as Class III directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

Item Two

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules. Our Board of Directors has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executive officers. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation

/73/

strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executive officers, including our NEOs. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our NEOs.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on Akamai, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our NEO, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

Our Board of Directors recommends that the stockholders vote FOR the approval of our 2019 executive compensation.

Item Three

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2020. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give stockholders the opportunity to ratify this selection. And, even in the event stockholders do ratify the selection of PwC as our independent auditors, the Audit Committee may change its selection during the year. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

/74/

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2019	2018

Audit Fees (1)	$3,506	$3,001

Audit-Related Fees (2)	1,213	1,140

Tax Fees (3)	477	314

All Other Fees (4)	8	8

Total Fees	$5,204	$4,463

(1)

Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions, consultations concerning financial accounting and reporting standards and services in connection with our senior convertible notes offerings in 2018 and 2019.

(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees related to license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2019, 100% of the services provided by PwC were pre-approved by the Audit Committee.

/75/

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to Bernardus Verwaayen, a director. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Mr. Verwaayen does not impact PwC’s independence because he is not in a financial reporting oversight role solely because he served as a member of the Board and is not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Mr. Verwaayen.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

/76/

Part Four – Information About Attending the Annual Meeting,

Voting Your Shares and Other Matters

Q:	Why is the 2020 Annual Meeting a virtual, online meeting?

A:

To support the health and well-being of our stockholders, employees and directors in light of the recent novel coronavirus (COVID-19) outbreak, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. In light of the public health and safety concerns related to COVID-19, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our annual meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our rules of conduct and procedures that will be posted at ir.akamai.com in advance of the meeting. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. We intend to return to holding an in-person annual meeting in 2021.

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, on March 23, 2020 is invited to attend the Annual Meeting online.

Q:	How do I register to attend the virtual Annual Meeting?

A:

If you are a stockholder of record, you do not need to register to attend the virtual Annual Meeting online. Please follow the instructions on the Notice of 2020 Annual Meeting of Stockholders and in this Proxy Statement.

If you are the beneficial owner of your shares, you must register in advance to attend the virtual Annual Meeting online. To register to attend the virtual Annual Meeting online, you must submit proof of your legal proxy reflecting your holdings of our stock, along with your legal name and address, to our virtual meeting provider, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., local time, on May 19, 2020. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to the following:

By email: Forward the email from your broker, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail: Mail to Computershare, Akamai Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

/77/

Q:	How do I virtually attend the Annual Meeting?

A:

We will host the Annual Meeting live online via webcast. You may attend the Annual Meeting live online by visiting www.meetingcenter.io/251997975. The webcast will start at 9:30 a.m., local time, on May 20, 2020. You will need the control number included on your proxy card or voting instruction form in order to be able to enter the Annual Meeting online. The password for the meeting is AKAM2020. Online check-in will begin at 9:15 a.m., local time, on May 20, 2020, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:15 a.m., local time, on May 20, 2020. If you encounter any difficulties accessing the virtual meeting, please contact https://support.vevent.com.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/html/investor/financial_reports.html.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:

Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next year containing the Internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote your shares online at the Annual Meeting.

Beneficial Owner—If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting online. However, because a beneficial owner is not the stockholder of record, you may not vote these shares online at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

/78/

Q:	When is the record date and who is entitled to vote?

A:

The record date for the Annual Meeting is March 23, 2020. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 162,479,341 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:

Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under applicable stock exchange rules, nominees subject to these rules will have this discretionary authority with respect to the ratification of the selection of our independent auditors; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon. As a result, with respect to all matters other than ratification of the selection of our independent auditors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed in the answer to the following question.

Q:	How many votes are required for approval of different matters?

A:

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards

Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Advisory Vote on Executive Compensation (Item 2)	Majority of votes cast	No effect	No effect	Voted “FOR”

Ratification of Selection of Independent Auditors (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”

/79/

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our majority vote standard for the election of directors, the number of shares voted “For” a nominee must exceed the number of shares voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the Board of Directors his or her offer to resign from the Board. The N&G Committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the N&G Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the N&G Committee determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the N&G Committee will consider all factors it deems relevant. The Board will then act on the N&G Committee’s recommendation, considering the factors considered by the N&G Committee and such additional information and factors the Board believes to be relevant. After the Board’s determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board’s decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board’s decision is to not accept the resignation, such disclosure will include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

Q:	Can I revoke my proxy?

A:

Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting online while attending the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote his or her shares online during the virtual Annual Meeting.

Q:	How do I submit a question at the Annual Meeting?

A:

If you wish to submit a question on the day of the Annual Meeting, beginning at 9:15 a.m., local time, on May 20, 2020, you may log into, and ask a question on, the virtual meeting platform at www.meetingcenter.io/251997975. Our virtual meeting will be governed by our rules of conduct and procedures which will be posted at ir.akamai.com in advance of the meeting. The rules of conduct and procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

/80/

Q:	Who pays for the solicitation of proxies?

A:

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, together with reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. The Proxy Advisory Group, LLC may solicit proxies by personal interview, mail and telephone.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:

Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2020 Annual Meeting has passed.

Q:	What is “householding”?

A:

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number or email address:

Akamai Technologies, Inc.
145 Broadway Cambridge,
Massachusetts 02142
Attention: Investor Relations
Phone: 617-444-3000
Email: invrel@akamai.com

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or phone number.

/81/

Deadline for Submission of Stockholder Proposals for the 2021 Annual Meeting

Proposals of stockholders intended to be presented at the 2021 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 10, 2020 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2020 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who do wish to make a proposal at the 2021 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 19, 2021 and no later than March 11, 2021.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU PLAN TO ATTEND ONLINE, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THIS MEETING ONLINE MAY VOTE THEIR STOCK DURING THE MEETING EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ AARON AHOLA
AARON AHOLA
Executive Vice President, General Counsel and Secretary

April 9, 2020

/82/

APPENDIX A

PROXY CARD

Akamai

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/AKAM** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AKAM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Tom Killalea	☐	☐	02 - Tom Leighton	☐	☐	03 - Jonathan Miller	☐	☐
04 - Monte Ford	☐	☐	05 - Madhu Ranganathan	☐	☐	06 - Fred Salerno	☐	☐
07 - Ben Verwaayen	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 JNT

72BV 452039

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03873C

The 2020 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on Wednesday May 20, 2020 at 9:30 a.m. Eastern Time, virtually via the Internet at www.meetingcenter.io/251997975

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – AKAM2020.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/AKAM

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AKAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Akamai

Akamai Technologies, Inc.

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2020

Frederic Salerno, F. Thomson Leighton and Aaron Ahola, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on May 20, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.